Exhibit 99.3

Item 7.	Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following Management’s Discussion and Analysis should be read in conjunction with the Selected Financial Data, the Consolidated Financial Statements and the related Notes thereto.

As discussed in Note 1 to the Consolidated Financial Statements, we adopted FSP APB 14-1 and FSP EITF 03-6-1 on January 1, 2009. The following Management’s Discussion and Analysis has been adjusted for the retrospective application of these new accounting standards.

Overview

We are a specialty insurance group with offices in the United States, the United Kingdom, Spain, Bermuda and Ireland, transacting business in approximately 150 countries. Our group consists of insurance companies, participations in two Lloyd’s of London syndicates that we manage, underwriting agencies and a London-based reinsurance broker. Our shares are traded on the New York Stock Exchange and closed at $26.75 on December 31, 2008. We had a market capitalization of $2.5 billion at February 20, 2009.

We have shareholders’ equity of $2.6 billion at December 31, 2008. Our book value per share increased 10% in 2008 to $23.27 at December 31, 2008, up from $21.24 per share at December 31, 2007. We had net earnings of $302.1 million, or $2.61 per diluted share, and generated $506.0 million of cash flow from operations in 2008. We declared dividends of $0.47 per share in 2008, compared to $0.42 per share in 2007, and paid $52.5 million of dividends in 2008. We repurchased 3.0 million shares of our common stock for $63.3 million, at an average cost of $21.02 per share in 2008. We currently have $4.3 billion of fixed maturity securities with an average rating of AA+ that are available to fund claims and other liabilities. We maintain a $575.0 million Revolving Loan Facility that allows us to borrow up to the maximum on a revolving basis, under which we have $340 million of additional capacity at February 20, 2009. The facility expires in December 2011. We are rated “AA (Very Strong)” by Standard & Poor’s Corporation and “AA (Very Strong)” by Fitch Ratings. Our major domestic insurance companies are rated “A+ (Superior)” by A.M. Best Company, Inc.

We earned $302.1 million or $2.61 per diluted share in 2008, compared to $391.6 million or $3.35 per diluted share in 2007. The reductions are due to catastrophic losses from hurricanes occurring in 2008 and lower income from investment-related items, which are discussed in the Results of Operations section. Profitability from our underwriting operations remains at acceptable levels despite rate pressure from competitors on certain lines of business and losses from the 2008 hurricanes. During 2008, we had $82.4 million of positive reserve development, of which 70% was offset by increases in ultimate loss ratios in accident year 2008 above those set at the beginning of the year for certain of our business written in 2007 and 2008, due to higher notices of claims stemming from recent credit market issues. We had $26.4 million of positive reserve development in 2007, of which 50% was offset by increases in ultimate loss ratios in accident year 2007 for certain business written in 2006 and 2007. Our 2008 combined ratio was 85.4%, which included 1.2 percentage points for the 2008 hurricane losses, compared to 83.4% for 2007. Investment income on our fixed income securities grew $24.1 million in 2008, but our alternative investments, consisting mainly of fund-of-fund hedge fund investments, incurred losses of $30.8 million, and we had realized investment losses of $27.9 million from the sale or other-than-temporary impairment of fixed income securities with credit-related issues.

We underwrite a variety of specialty lines of business identified as diversified financial products; group life, accident and health; aviation; London market account; and other specialty lines of business. Products in each line are marketed by our insurance companies and agencies, through a network of independent agents and brokers, directly to customers or through third party administrators. The majority of our business is low limit or small premium business that has less intense price competition, as well as lower catastrophe and volatility risk. We reinsure a significant portion of our catastrophic exposure to hurricanes and earthquakes to minimize the impact on our net earnings and shareholders’ equity.

We generate our revenue from six primary sources:

•	risk-bearing earned premium produced by our insurance companies’ operations,

•	non-risk-bearing fee and commission income received by our underwriting agencies and brokers,

•	ceding commissions in excess of policy acquisition costs earned by our insurance companies,

•	investment income earned by all of our operations,

•	realized investment gains and losses related to our fixed income securities portfolio, and

•	other operating income and losses, mainly from strategic investments.

We produced $2.3 billion of total revenue in 2008, which was 5% lower than in 2007. Total revenue decreased $109.0 million year-over-year due to certain investment-related items discussed in the Results of Operations section.

During the past several years, we substantially increased our shareholders’ equity by retaining most of our earnings. With this additional equity, we increased the underwriting capacity of our insurance companies and made strategic acquisitions, adding new lines of business or expanding those with favorable underwriting characteristics. During the past three years, we acquired two insurance businesses for total consideration of $152.2 million and eight underwriting agencies for total consideration of $100.2 million. Net earnings and cash flows from each acquired entity are included in our operations beginning on the effective date of each transaction.

The following section discusses our key operating results. The reasons for any significant variations between 2007 and 2006 are the same as those discussed for variations between 2008 and 2007, unless otherwise noted. Amounts in the following tables are in thousands, except for earnings per share, percentages, ratios and number of employees.

Results of Operations

Net earnings were $302.1 million ($2.61 per diluted share) in 2008 compared to $391.6 million ($3.35 per diluted share) in 2007. The decrease in net earnings primarily resulted from hurricane losses and the investment-related items described below. Diluted earnings per share benefited from the repurchase of 3.0 million shares of our common stock in 2008. Both the share repurchases and our lower stock price in 2008 caused the reduction in our diluted weighted-average shares outstanding from 117.0 million in 2007 to 115.5 million in 2008.

The following items affected pretax earnings in 2008 compared to 2007:

	2008	2007	2006

Pretax earnings (loss) from:
2008 hurricanes (including reinsurance reinstatement premium)	$(22,304)	$—	$—
Prior years’ reserve development, net of increases in current year loss ratios	24,893	13,132	11,915
Alternative investments	(30,766)	23,930	14,161
Net realized investment loss (excluding 2007 foreign currency gain)	(16,808)	(209)	(841)
Other-than-temporary impairments	(11,133)	—	—
Trading securities	(11,698)	3,881	24,100
Strategic investments	9,158	21,618	39,368

•	We incurred gross losses of $98.2 million resulting from Hurricanes Gustav and Ike (referred to herein as “the 2008 hurricanes”). Our pretax loss after reinsurance in 2008 was $22.3 million, which included $19.4 million of losses reported in loss and loss adjustment expense and $2.9 million of premiums to reinstate our excess of loss reinsurance protection, which reduced net earned premium.

•	In 2008, we had favorable development of our prior years’ net loss reserves of $82.4 million, which was offset by $57.5 million of loss expense for increases in ultimate loss ratios in accident year 2008 above those set at the beginning of the year for business written in 2007 and 2008. In 2007, we had favorable development of prior years’ loss reserves of $26.4 million, which was offset by $13.3 million of loss expense for increases in ultimate loss ratios in accident year 2007 for business written in 2006 and 2007.

•	Our alternative investments generated $30.8 million of market-related losses in 2008, compared to $23.9 million of income in 2007. The related income or loss is included in net investment income. We gave notice to redeem all of the alternative investments in the third quarter of 2008. We received $48.6 million of cash through February 2009, which we reinvested in fixed income securities. We had $46.0 million of alternative investments at year-end 2008, for which we will receive the funds in 2009.

•	In 2008, to manage credit-related risk in our investment portfolio, we sold all of our investments in preferred stock and certain bonds of entities that were experiencing financial difficulty. We recorded a realized investment loss of $23.4 million related to these sales. The total net realized investment loss on the sale of all securities was $16.8 million in 2008, compared to a net realized investment gain of $13.2 million in 2007. The 2007 gain included $13.4 million of embedded currency conversion gains on certain available for sale fixed income securities that we sold in 2007, which was offset by a $13.4 million foreign currency loss recorded in other operating expense.

•	We recognized other-than-temporary impairments on securities in our available for sale securities portfolio of $11.1 million in 2008, which we recorded in net realized investment loss. There were no such impairments recorded in 2007.

•	Our trading portfolio had losses of $11.7 million in 2008, compared to gains of $3.9 million in 2007. These gains and losses are reported in other operating income. We discontinued the active trading of securities in late 2006 and sold the remaining two positions in 2008.

•	We sold strategic investments in 2008 and 2007 and realized gains of $9.2 million and $21.6 million, respectively. These gains are reported within other operating income.

Net earnings increased 16% in 2007, from $337.9 million ($2.89 per diluted share) in 2006 to $391.6 million ($3.35 per diluted share) in 2007, mainly due to growth in underwriting profits, favorable prior year loss development and higher net investment income. Net earnings in 2006 included an after-tax loss of $13.1 million due to a reinsurance commutation. During 2006, we reached agreements with various reinsurers to commute a large reinsurance contract on certain run-off assumed accident and health reinsurance business included in our discontinued lines, for which we had reinsurance recoverables of $120.2 million at the date of commutation. In consideration for discounting the recoverables and reassuming the associated loss reserves, we agreed to accept cash payments that were less than the related recoverables. We recorded pretax losses of $20.2 million in 2006 related to this commutation, which was included in loss and loss adjustment expense in our insurance company segment. We expect to recoup these losses over future years as we earn interest on the cash proceeds from the commutations prior to the related claims being paid.

The following table sets forth the relationships of certain income statement items as a percent of total revenue.

	2008	2007	2006
	(as adjusted)	(as adjusted)	(as adjusted)

Net earned premium	88.1%	83.1%	82.3%
Fee and commission income	5.5	5.9	6.6
Net investment income	7.2	8.6	7.4
Net realized investment gain (loss)	(1.2)	0.6	—
Other operating income	0.4	1.8	3.7

Total revenue	100.0	100.0	100.0
Loss and loss adjustment expense, net	53.2	49.6	48.8
Policy acquisition costs, net	16.7	15.4	15.4
Other operating expense	10.2	10.1	10.7
Interest expense	0.9	0.6	0.9

Earnings before income tax expense	19.1	24.3	24.3
Income tax expense	5.8	7.9	8.0

Net earnings	13.3%	16.4%	16.3%

Total revenue decreased 5% to $2.3 billion in 2008 and increased 15% to $2.4 billion in 2007. The 2008 decrease was due to lower income and losses from the investment-related items discussed in the Results of Operation section. The 2007 increase was driven by significant growth in net earned premium and higher investment income. Approximately 55% of the increase in revenue in 2007 was due to the acquisition of businesses.

Gross written premium, net written premium and net earned premium are detailed below. Premium increased in 2008 principally from growth in our diversified financial products and other specialty lines of business and our recent acquisitions. Net written premium and net earned premium increased for the same reasons, as well as from higher retentions and lower reinsurance costs. The 2007 increases in written and earned premium were primarily due to our 2006 acquisition of the Health Products Division and organic growth in our surety, credit and other specialty lines of business. See the Insurance Company Segment section for further discussion of the relationship and changes in our premium revenue.

	2008	2007	2006

Gross written premium	$2,498,763	$2,451,179	$2,235,648
Net written premium	2,060,618	1,985,609	1,812,552
Net earned premium	2,007,774	1,985,086	1,709,189

The table below shows the source of our fee and commission income. The lower fee and commission income in 2008 resulted from a higher percentage of business being written directly by our insurance companies rather than being underwritten on behalf of third party insurance companies by our underwriting agencies, and higher retentions on certain lines of business.

	2008	2007	2006

Agencies	$81,521	$92,230	$92,566
Insurance companies	43,680	47,862	44,565

Fee and commission income	$125,201	$140,092	$137,131

The sources of our net investment income are detailed below.

	2008	2007	2006

Fixed income securities
Taxable	$98,538	$88,550	$61,386
Exempt from U.S. income taxes	76,172	62,044	51,492

Total fixed income securities	174,710	150,594	112,878
Short-term investments	24,173	37,764	30,921
Alternative investments	(30,766)	23,930	14,161
Other investments	575	—	17

Total investment income	168,692	212,288	157,977
Investment expense	(3,941)	(5,826)	(5,173)

Net investment income	$164,751	$206,462	$152,804

Net investment income decreased 20% in 2008 and increased 35% in 2007. The 2008 decrease was primarily due to lower short-term interest rates and losses on our alternative investments, which are primarily fund-of-fund hedge fund investments compared to alternative investment income in 2007. These investments were impacted by the severe decline in the equity and debt markets. During the third quarter of 2008, we notified the fund managers that we planned to liquidate all of our alternative investments. At December 31, 2008, we recorded a $52.6 million receivable for redemption proceeds in the process of liquidation, of which we had collected cash of $48.6 million through February 2009. We expect the remaining cash will be received later in 2009. At December 31, 2008, the value of our remaining alternative investments was $46.0 million, for which we expect the liquidation process to be completed in 2009. In 2009, we expect to invest the majority of our funds in fixed income securities. Our 2008 investment expense decreased due to the lower or negative investment returns on alternative investments.

Investment income on our fixed income securities increased 16% in 2008 due to higher fixed income investments, which increased to $4.3 billion at December 31, 2008 compared to $3.7 billion at December 31, 2007. The growth in fixed income securities in 2008 resulted primarily from cash flow from operations, the increase in net loss reserves (particularly from our diversified financial products line of business, which generally has a longer time period between reporting and payment of claims), and our shift away from short-term investments in the first half of 2008 as short-term interest rates declined.

The 2007 increase in net investment income was primarily due to growth in fixed income securities, which increased to $3.7 billion at December 31, 2007 compared to $3.0 billion at December 31, 2006, and higher interest rates. The 2007 increase was also due to higher short-term interest rates and higher returns on alternative investments. The growth in fixed income securities in 2007 resulted primarily from cash flow from operations, higher retentions and commutations of reinsurance recoverables in 2006. We increased our investments in tax-exempt securities over the past three years as the relative yields in this sector were higher than in other sectors.

In 2008, we had a $27.9 million net realized investment loss, compared to a net gain of $13.2 million in 2007 and a net loss of $0.8 million in 2006. The 2008 loss included other-than-temporary impairment losses of $11.1 million and $16.8 million of net realized losses related to bonds and preferred stock sold during the year. The 2007 gain included $13.4 million of embedded currency conversion gains on certain available for sale fixed income securities that we sold in December 2007. This realized gain was offset by a $13.4 million foreign currency loss recorded in other operating expense.

We evaluate the securities in our investment portfolio for possible other-than-temporary impairment losses at each quarter end. When we conclude that a decline in a security’s fair value is other than temporary, we recognize the impairment as a realized investment loss. We determine the impairment loss based on the decline in fair value below our cost on the balance sheet date. We recognized other-than-temporary impairment losses of $11.1 million in 2008. There were no other-than-temporary impairment losses in 2007 or 2006.

Other operating income decreased $33.9 million in 2008 and $33.5 million in 2007. The 2008 and 2007 decreases were due to reductions in the net gains from trading securities and from the sales of different strategic investments. The market value of our trading securities declined in 2008, consistent with recent market conditions. We sold our remaining trading positions in 2008. The 2008 decline in income from financial instruments was due to the effect on their value of foreign currency fluctuations in the British pound sterling compared to the U.S. dollar. In 2008, we entered into an agreement to provide reinsurance coverage for certain residential mortgage guaranty contracts. We recorded this contract using the deposit method of accounting, whereby all consideration received is initially recorded as a deposit liability. We are reporting the change in the deposit liability as a component of other operating income. Period to period comparisons of our other operating income may vary substantially, depending on the earnings generated by new transactions or investments, income or loss related to changes in the market values of certain investments, and gains or losses related to any disposition. The following table details the components of other operating income.

	2008	2007	2006

Strategic investments	$12,218	$27,627	$43,627
Trading securities	(11,698)	3,881	24,100
Financial instruments	(608)	5,572	4,772
Contract using deposit accounting	2,013	—	—
Sale of non-operating assets	2,972	2,051	—
Other	4,741	4,414	4,513

Other operating income	$9,638	$43,545	$77,012

Loss and loss adjustment expense increased 2% in 2008 and 17% in 2007. Both years increased due to growth in net retained premium and were affected by changes in ultimate loss ratios, prior year redundant development and the 2008 hurricanes, as discussed above. Policy acquisition costs increased 4% in 2008 and 15% in 2007, primarily due to the growth in net earned premium and change in the mix of business to lines with a lower loss ratio but higher expense ratio. See the Insurance Company Segment section for further discussion of the changes in loss and loss adjustment expense and policy acquisition costs.

Other operating expense, which includes compensation expense, decreased 3% in 2008 and increased 9% in 2007. Excluding the effect of the $13.4 million charge in 2007 that is described below, other operating expense increased 2% in 2008 and 3% in 2007. The increase in both years primarily resulted from compensation and other operating expenses of acquired subsidiaries. We had 1,864 employees at December 31, 2008, compared to 1,682 a year earlier, of which 70% of the increase was from acquired companies. Our 2007 and 2006 other operating expense also included professional fees and legal costs related to our 2006 stock option investigation. In 2007, we had a $13.4 million charge to correct the accounting for embedded currency conversion gains on certain fixed income securities classified as available for sale. Between 2005 and 2007, we used certain available for sale fixed income securities, denominated in British pound sterling, to economically hedge foreign currency exposure on certain insurance reserves and other liabilities, denominated in the same currency. We had incorrectly recorded the unrealized exchange rate fluctuations on these securities through earnings as an offset to the opposite fluctuations in the liabilities they hedged, rather than through other comprehensive income within shareholders’ equity. In 2007, to correct our accounting, we reversed $13.4 million of cumulative unrealized exchange rate gains. We recorded this reversal as a charge to our gain or loss from currency conversion account, with an offsetting credit to other comprehensive income. We reported our net loss from currency conversion, which included this $13.4 million charge, as a component of other operating expense in the consolidated statements of earnings. In 2007, we sold these available for sale securities and realized the $13.4 million of embedded cumulative currency conversion gains. This gain was included in the net realized investment gain (loss) line of our consolidated statements of earnings. The offsetting effect of these transactions had no impact on our 2007 consolidated net earnings. In 2008, we purchased a portfolio of bonds that we designated as held to maturity to economically hedge our foreign currency exposure.

Other operating expense includes $13.7 million, $12.0 million and $13.1 million in 2008, 2007 and 2006, respectively, of stock-based compensation expense, after the effect of the deferral and amortization of policy acquisition costs related to stock-based compensation for our underwriters. At December 31, 2008, there was approximately $31.8 million of total unrecognized compensation expense related to unvested options and restricted stock awards and units that is expected to be recognized over a weighted-average period of 2.8 years.

Our effective income tax rate was 30.1% for 2008, compared to 32.5% for 2007 and 32.8% for 2006. The lower rate in 2008 related to the increased benefit from more tax-exempt investment income on a lower pretax base.

At December 31, 2008, book value per share was $23.27, compared to $21.24 at December 31, 2007 and $18.35 at December 31, 2006. In 2008, our Board of Directors approved the repurchase of up to $100.0 million of our common stock. We repurchased 3.0 million shares for a total cost of $63.3 million and a weighted-average cost of $21.02 per share. The impact of the share repurchases increased our book value per share by $0.06 in 2008. Total assets were $8.3 billion and shareholders’ equity was $2.6 billion, up from $8.1 billion and $2.4 billion, respectively, at December 31, 2007.

Segments

We operate our businesses in three segments: insurance company, agency and other operations. Our Chief Executive Officer, as chief decision maker, monitors and evaluates the individual financial results of each subsidiary in the insurance company and agency segments. Each subsidiary provides monthly reports of its actual and budgeted results, which are aggregated on a segment basis for management review and monitoring. The operating results of our insurance company, agency, and other operations segments are discussed below.

Insurance Company Segment

Net earnings of our insurance company segment decreased to $301.7 million in 2008 compared to $357.8 million in 2007, which increased from $272.0 million in 2006. The 2008 decrease was primarily due to alternative investment losses (compared to income in 2007 and 2006), net realized investment losses (compared to a gain in 2007), and the 2008 hurricane losses. The growth in 2007 net earnings was driven by improved underwriting results, increased investment income, and the operations of acquired subsidiaries. The 2006 net earnings included $13.1 million of after-tax losses related to a commutation. Even though there is pricing competition in many of our markets, our margins in our insurance companies remain at an acceptable level of profitability due to our underwriting expertise and discipline.

Premium

Gross written premium increased 2% in 2008 to $2.5 billion and 10% in 2007. Net written premium increased 4% to $2.1 billion and net earned premium increased 1% to $2.0 billion in 2008 compared to increases of 10% and 16%, respectively, in 2007. Premium increased in 2008 due to the 2008 acquisitions. However, decreased writings and lower prices in lines impacted by competitive market pressures moderated the effect of more demand and increased prices in certain products. We elected to write less premium in 2008 in certain lines affected by competition. We wrote more business than planned in our diversified financial products lines, particularly in directors’ and officers’ liability and domestic credit, as prices increased in late 2008 and the market reacted to financial issues with other insurance companies. A majority of this additional written premium will be earned in 2009. The 2007 increases in written and earned premium were primarily due to our 2006 acquisition of the Health Products Division and organic growth in our surety, credit and other specialty lines of business. The overall percentage of retained premium of 82% in 2008 essentially remained constant compared to 81% in 2007 and 2006.

The following table details premium amounts and their percentages of gross written premium.

	2008		2007		2006
	Amount	%	Amount	%	Amount	%

Direct	$2,156,613	86%	$2,000,552	82%	$1,867,908	84%
Reinsurance assumed	342,150	14	450,627	18	367,740	16

Gross written premium	2,498,763	100	2,451,179	100	2,235,648	100
Reinsurance ceded	(438,145)	(18)	(465,570)	(19)	(423,096)	(19)

Net written premium	2,060,618	82	1,985,609	81	1,812,552	81
Change in unearned premium	(52,844)	(2)	(523)	—	(103,363)	(5)

Net earned premium	$2,007,774	80%	$1,985,086	81%	$1,709,189	76%

The following tables provide premium information by line of business.

	Gross		NWP
	Written	Net Written	as% of	Net Earned
	Premium	Premium	GWP	Premium

Year Ended December 31, 2008
Diversified financial products	$1,051,722	$872,007	83%	$805,604
Group life, accident and health	829,903	789,479	95	777,268
Aviation	185,786	136,019	73	139,838
London market account	175,561	107,234	61	106,857
Other specialty lines	251,021	151,120	60	173,449
Discontinued lines	4,770	4,759	nm	4,758

Totals	$2,498,763	$2,060,618	82%	$2,007,774

Year ended December 31, 2007
Diversified financial products	$963,355	$771,648	80%	$777,414
Group life, accident and health	798,684	759,207	95	758,516
Aviation	195,809	145,761	74	153,121
London market account	213,716	118,241	55	124,609
Other specialty lines	280,040	191,151	68	171,824
Discontinued lines	(425)	(399)	nm	(398)

Totals	$2,451,179	$1,985,609	81%	$1,985,086

Year ended December 31, 2006
Diversified financial products	$956,057	$794,232	83%	$728,861
Group life, accident and health	621,639	590,811	95	591,070
Aviation	216,208	166,258	77	152,886
London market account	234,868	127,748	54	112,362
Other specialty lines	205,651	133,481	65	123,981
Discontinued lines	1,225	22	nm	29

Totals	$2,235,648	$1,812,552	81%	$1,709,189

nm — Not meaningful comparison

The changes in premium volume and retention levels between years resulted principally from the following factors:

•	Diversified financial products — Written premium increased in 2008 due to higher policy count and price increases in our directors’ and officers’ liability and domestic professional indemnity lines, particularly for financial institution accounts, and in our credit business. The increases in these lines in 2008 increased our net written premium. Increases in quota share retentions on employment practices liability businesses and some parts of our U.S. professional indemnity liability business in 2008 increased net written premium and the retention rate. Premium volume of our other major products was stable, although pricing for certain products is down. During 2007, competition in our directors’ and officers’ liability business resulted in less gross written premium compared to 2006. Net written premium also declined in 2007 due to additional quota share reinsurance purchased for our international directors’ and officers’ liability business. Our surety business grew in both years because pricing had been stable and competition was reasonable, but it began to be affected by the economic downturn late in 2008.

•	Group life, accident and health — The 2008 increase in premium is from our current-year acquisition of MultiNational Underwriters, for which we use one of our managed Lloyd’s syndicates as the issuing carrier. The 2007 increase was from our 2006 acquisition of the Health Products Division, which writes medical stop-loss and medical excess products. We retain all of our medical stop-loss and medical excess business because the business is non-volatile and has very little catastrophe exposure.

•	Aviation — Our domestic aviation written premium volume is down over the three-year period due to competition and lack of growth in the general aviation industry. Underwriting margins continue to be good. Our international aviation premium increased in late 2008 as rates are beginning to rise for the first time in several years, allowing us to write more profitable business.

•	London market account — Net written premium decreased in 2008 and 2007 due to increased competition in this line of business. This followed a large increase in energy writings in 2006 that resulted from significantly increased rates after the 2005 hurricanes. Our aggregate property exposure in hurricane-exposed areas was reduced in 2006, and we have maintained that reduced exposure in 2007 and 2008. Also, in 2008, we discontinued writing our marine excess of loss book of business due to unacceptable rates. The net impact of these changes was moderated by reduced reinsurance spending, which increased the 2008 retention rate. As we enter 2009, pricing on many of these products appears to be increasing again, particularly in catastrophe exposed areas.

•	Other specialty lines — We experienced growth in 2008 and 2007 from an increase in our Lloyd’s syndicate participation, a 2006 acquisition and increased writings in several lines. This growth was offset by the expiration of an assumed quota share contract in 2008 and discontinuance of a motor line written through one of our Lloyd’s syndicates, which caused the large reduction in premium in 2008. Markets for these products are competitive and rates are down slightly. The changes in average retention are due to the change in mix of business in this line.

Reinsurance

Annually, we analyze our threshold for risk in each line of business and on an overall consolidated basis, based on a number of factors, including market conditions, pricing, competition and the inherent risks associated with each business type, and then we structure our reinsurance programs. Based on our analysis of these factors, we may determine not to purchase reinsurance for some lines of business. We generally purchase reinsurance to reduce our net liability on individual risks and to protect against catastrophe losses and volatility. We purchase reinsurance on a proportional basis to cover loss frequency, individual risk severity and catastrophe exposure. Some of the proportional reinsurance agreements may have maximum loss limits, most of which are at or greater than a 200% loss ratio. We also purchase reinsurance on an excess of loss basis to cover individual risk severity and catastrophe exposure. Additionally, we may obtain facultative reinsurance protection on a single risk. The type and amount of reinsurance we purchase varies year to year based on our risk assessment, our desired retention levels based on profitability and other considerations, and on the market availability of quality reinsurance at prices we consider acceptable. Our reinsurance programs renew throughout the year, and the price changes in recent years have not been material to our net underwriting results. Our reinsurance generally does not cover war or terrorism risks, which are excluded from most of our policies.

Our Reinsurance Security Committee carefully monitors the credit quality of the reinsurers with which we do business on all new and renewal reinsurance placements and on an ongoing, current basis. The Reinsurance Security Committee uses objective criteria to select and retain our reinsurers, which include requiring: 1) minimum surplus of $250 million; 2) minimum capacity of £100 million for Lloyd’s syndicates; 3) financial strength rating of “A−” or better from A.M. Best Company, Inc. or Standard & Poor’s Corporation; 4) an unqualified opinion on the reinsurer’s financial statements from an independent audit; 5) approval from the reinsurance broker, if a party to the transaction; and 6) a minimum of five years in business for non-U.S. reinsurers. The Committee approves exceptions to these criteria when warranted. Our recoverables are due principally from highly-rated reinsurers.

We decided for the 2006 underwriting year to retain more underwriting risk in certain lines of business in order to retain a greater proportion of expected underwriting profits. In doing so, we purchased less reinsurance and converted some reinsurance from proportional to excess of loss, which significantly reduced the amount of ceded premium in 2006. Since then, ceded premium as a percentage of gross written premium has essentially remained constant. We have chosen not to purchase any reinsurance on business where volatility or catastrophe risks are considered remote and limits are within our risk tolerance.

In our proportional reinsurance programs, we generally receive an overriding (ceding) commission on the premium ceded to reinsurers. This compensates our insurance companies for the direct costs associated with production of the business, the servicing of the business during the term of the policies ceded, and the costs associated with placement of the related reinsurance. In addition, certain of our reinsurance treaties allow us to share in any net profits generated under such treaties with the reinsurers. Various reinsurance brokers, including subsidiaries, arrange for the placement of this proportional and other reinsurance coverage on our behalf and are compensated, directly or indirectly, by the reinsurers.

One of our insurance companies previously sold its entire block of individual life insurance and annuity business to Swiss Re Life & Health America, Inc. (rated “A+” by A.M. Best Company, Inc.) in the form of an indemnity reinsurance contract. Ceded life and annuity benefits amounted to $64.2 million and $66.2 million at December 31, 2008 and 2007, respectively.

Our reinsurance recoverables decreased in amount and as a percentage of our shareholders’ equity during 2007, as we reinsured less business, especially on a proportional basis, and as 2005 hurricane losses were paid and we collected amounts due from our reinsurers for their portion of these paid losses. The amount of reinsurance recoverables increased in 2008 due to reinsured losses from the 2008 hurricanes and several other large individual losses that were highly reinsured. Additionally, we continued to write and reinsure more professional liability business where it takes longer for claims reserves to result in paid claims. The percentage of reinsurance recoverables compared to our shareholders’ equity remained constant at 40% and 39% at December 31, 2008 and 2007.

We continuously monitor our financial exposure to the reinsurance market and take necessary actions in an attempt to mitigate our exposure to possible loss. We have a reserve of $8.4 million at December 31, 2008 for potential collectibility issues related to reinsurance recoverables, including disputed amounts and associated expenses. We review the level and adequacy of our reserve at each quarter-end. While we believe the year-end reserve is adequate based on information currently available, conditions may change or additional information might be obtained that may require us to change the reserve in the future.

Losses and Loss Adjustment Expenses

The table below shows the composition of gross incurred loss and loss adjustment expense.

	2008		2007		2006
	Amount	Loss Ratio	Amount	Loss Ratio	Amount	Loss Ratio

(Redundant) adverse development:
Discontinued accident and health adjustments	$34,148	1.4%	$(46,531)	(1.9)%	$15,054	0.7%
Discontinued international medical malpractice adjustments	(536)	—	11,568	0.5	2,353	0.1
Other reserve redundancies	(105,656)	(4.3)	(55,658)	(2.3)	(20,708)	(1.0)

Total (redundant) adverse development	(72,044)	(2.9)	(90,621)	(3.7)	(3,301)	(0.2)

2008 hurricanes	98,200	4.0	—	—	—	—
All other net incurred loss and loss adjustment expense	1,609,338	65.5	1,443,031	59.2	1,222,139	56.9

Gross incurred loss and loss adjustment expense	$1,635,494	66.6%	$1,352,410	55.5%	$1,218,838	56.7%

Our gross redundant reserve development relating to prior years’ losses was $72.0 million in 2008, $90.6 million in 2007 and $3.3 million in 2006. The other reserve redundancies resulted primarily from our review and reduction of gross reserves where the anticipated development was considered to be less than the recorded reserves. Redundancies and deficiencies also occur as a result of claims being settled for amounts different from recorded reserves, or as claims exposures change. The other gross reserve redundancies in 2008 and 2007 related primarily to reserve reductions in our diversified financial products and other specialty lines of business from the 2002 — 2006 underwriting years. The other gross reserve redundancies in 2006 related primarily to a reduction in aviation reserves from the 2004 and 2005 accident years.

Loss reserves on international medical malpractice business, in run-off since we acquired the subsidiary that wrote this business in 2002, were strengthened in 2007 in response to a deteriorating legal and settlement environment.

For certain run-off assumed accident and health reinsurance business that is reported in our discontinued lines of business, the gross (redundant) adverse development related to prior accident years has changed substantially year-over-year, as shown in the above table. The gross losses have fluctuated due to our processing of additional information received and our continuing evaluation of gross and net reserves related to this business. To establish our loss reserves, we consider a combination of factors including: 1) the nature of the business, which is primarily excess of loss reinsurance; 2) late reported losses by insureds, reinsureds and state guaranty associations; and 3) changes in our actuarial assumptions to reflect additional information received during the year. The run-off assumed accident and health reinsurance business is primarily reinsurance that provides excess coverage for large losses related to workers’ compensation policies. This business is slow to develop and may take as many as twenty years to pay out. Losses in lower layers must develop first before our excess coverage attaches. Thus, the losses are reported to excess of loss reinsurers later in the life cycle of the claim. Compounding this late reporting is the fact that a number of large insurance companies that were cedants of this business failed and were taken over by state regulatory authorities in 2002 and 2003. The state guaranty associations covering these failed companies have been slow to report losses to us. At each quarter-end, we evaluate and consider all currently available information and adjust our gross and net reserves to amounts that management determines are appropriate to cover projected losses, given the risk inherent in this type of business. Because of substantial reinsurance, the net effect on our consolidated net earnings of the adjustments in each year has been much less than the gross effects shown above.

The table below shows the composition of net incurred loss and loss adjustment expense.

	2008		2007		2006
	Amount	Loss Ratio	Amount	Loss Ratio	Amount	Loss Ratio

(Redundant) adverse development:
Discontinued accident and health commutations	$—	—%	$2,616	0.1%	$20,199	1.2%
Discontinued accident and health adjustments	3,429	0.2	376	—	4,898	0.3
Discontinued international medical malpractice adjustments	(526)	—	11,568	0.6	2,738	0.2
Other reserve redundancies	(85,264)	(4.2)	(40,957)	(2.1)	(34,361)	(2.1)

Total (redundant) adverse development	(82,361)	(4.0)	(26,397)	(1.4)	(6,526)	(0.4)

2008 hurricanes	19,379	1.1	—	—	—	—
All other net incurred loss and loss adjustment expense	1,274,855	63.3	1,210,344	61.0	1,018,382	59.6

Net incurred loss and loss adjustment expense	$1,211,873	60.4%	$1,183,947	59.6%	$1,011,856	59.2%

Our net redundant reserve development relating to prior years’ losses was $82.4 million in 2008, $26.4 million in 2007, and $6.5 million in 2006. The other reserve redundancies in 2008 and 2007 related primarily to reserve reductions in our diversified financial products and other specialty lines of business from the 2002 — 2006 underwriting years. The other net reserve redundancies in 2006 related primarily to a reduction in aviation reserves from the 2004 and 2005 accident years, which were partially reinsured, and $17.7 million of net redundancies on the 2005 hurricanes. The losses on commutations completed in 2007 and 2006 related to certain run-off assumed accident and health reinsurance business reported in our discontinued lines of business. They primarily represent the discount for the time value of money based on the present value of the reinsurance recoverables commuted. The discontinued accident and health business was substantially reinsured; therefore, the impact on our net earnings was substantially less than the amount of the gross redundant or adverse development. Loss reserves on international medical malpractice business, in run-off since we acquired the subsidiary that wrote this business in 2002, were strengthened in 2007 in response to a deteriorating legal and settlement environment. These losses were not reinsured.

We have no material exposure to environmental or asbestos losses. We believe we have provided for all material net incurred losses as of December 31, 2008.

The following table provides comparative net loss ratios by line of business.

	2008		2007		2006
	Net	Net	Net	Net	Net	Net
	Earned	Loss	Earned	Loss	Earned	Loss
	Premium	Ratio	Premium	Ratio	Premium	Ratio

Diversified financial products	$805,604	48.1%	$777,414	40.6%	$728,861	48.2%
Group life, accident and health	777,268	73.1	758,516	76.4	591,070	73.1
Aviation	139,838	62.6	153,121	58.6	152,886	53.8
London market account	106,857	46.4	124,609	55.2	112,362	43.0
Other specialty lines	173,449	67.2	171,824	67.4	123,981	56.0
Discontinued lines	4,758	nm	(398)	nm	29	nm

Totals	$2,007,774	60.4%	$1,985,086	59.6%	$1,709,189	59.2%

Expense ratio		25.0		23.8		25.0

Combined ratio		85.4%		83.4%		84.2%

nm —	Not meaningful comparison since ratios relate to discontinued lines of business.

The change in net loss ratios by line of business between years resulted principally from the following factors:

•	Diversified financial products — There was redundant reserve development of $43.8 million in 2008 compared to $51.9 million in 2007. The 2008 redundancy primarily related to our directors’ and officers’ liability and international professional indemnity product lines for 2005 and prior underwriting years, whereas the 2007 redundancy primarily related to 2004 and prior underwriting years for those product lines. Offsetting the redundant reserve development in 2008 was an increase of $50.1 million in our loss estimates on the 2008 accident year affecting business written in the 2007 and 2008 underwriting years, primarily for our directors’ and officers’ liability and credit businesses. Our U.S. surety business also had favorable loss development in 2008 and 2007.

•	Group life, accident and health — The net loss ratio was higher in 2007 on business acquired in the Health Products Division acquisition in late 2006. As the business has been re-underwritten, the loss ratio has declined. In addition, 2007 included some adverse development from prior years’ losses, while 2008 included some redundant development.

•	Aviation — The 2008 hurricanes increased losses by $1.4 million and increased the 2008 loss ratio by 1.0 percentage point. Underwriting results in 2006 were better than expected, due in part to the release of redundant reserves on the 2004 and 2005 accident years.

•	London market account — The 2008 hurricanes increased losses by $12.1 million and increased the 2008 loss ratio by 11.3 percentage points. There was also $21.4 million of redundant reserve development in 2008, mostly from our property and energy businesses, which included a $5.4 million reduction of the 2005 hurricane losses. The loss ratio in 2007 was slightly higher than expected due to adverse development in our London accident and health and energy businesses. The reduction of 2005 hurricane losses lowered the 2006 net loss ratio by 9.1 percentage points. The London market account line of business can have relatively high year-to-year volatility due to catastrophe exposure.

•	Other specialty lines — The 2008 hurricanes increased losses by $5.9 million and increased the 2008 loss ratio by 3.4 percentage points. There was also $8.7 million of redundant reserve development in 2008, primarily from an assumed quota share program, compared to $4.4 million of redundant development in 2007 and a $4.7 million reduction in the 2005 hurricane losses in 2006. The increase in the 2007 net loss ratio compared to 2006 related to losses in our marine and United Kingdom liability lines of business.

•	Discontinued lines — These were adversely affected by the commutations and net loss reserve adjustments discussed previously. In addition, loss reserves on our international medical malpractice business, in run-off since we acquired the subsidiary that wrote this business in 2002, were strengthened in 2007 in response to a deteriorating legal and settlement environment.

The net paid loss ratio is the percentage of losses paid, net of reinsurance, divided by net earned premium for the period. Our net paid loss ratios were 54.0%, 49.3% and 36.3% in 2008, 2007 and 2006, respectively. The ratio has increased steadily over the past three years due to a variety of factors. In the fourth quarter of 2008, it was particularly high at 62.1% due to quarterly volatility of claims payments in our London market account and our diversified financial products line of business. The factors driving the year-over-year increases included the following:

•	a higher percentage of medical stop-loss business, which has a higher paid loss ratio than other lines,

•	earlier payment of claims in 2008 due to shortening the required reporting period, bringing claims processing in-house, and responding to faster reporting of claims by insureds on certain lines of business,

•	growth in lines of business with shorter duration,

•	commutations of assumed accident and health business in our London market account,

•	payment of claims related to the Health Products Division business acquired in 2006, and

•	payments in 2006 were reduced $100.0 million (5.9 percentage points) due to the discontinued accident and health commutation.

Policy Acquisition Costs

Policy acquisition costs, which are reported net of the related portion of commissions on reinsurance ceded, increased to $381.4 million in 2008 from $366.6 million in 2007 and $319.9 million in 2006. Policy acquisition costs as a percentage of net earned premium increased to 19.0% in 2008 from 18.5% in 2007 and 18.7% in 2006. The changes are due to changes in the mix of business and commission rates on certain lines of business. In addition, net earned premium has grown on our surety and credit businesses that have higher acquisition rates. The GAAP expense ratio of 25.0% in 2008 changed in comparison to 23.8% in 2007 and 25.0% in 2006 for the same reasons.

Statutory

Regulatory guidelines suggest that a property and casualty insurer’s annual statutory gross written premium should not exceed 900% of its statutory policyholders’ surplus and net written premium should not exceed 300% of its statutory policyholders’ surplus. However, industry and rating agency guidelines place these ratios at 300% and 200%, respectively. Our property and casualty insurance companies have maintained premium to surplus ratios lower than such guidelines. For 2008, our statutory gross written premium to policyholders’ surplus was 135.5% and our statutory net written premium to policyholders’ surplus was 111.4%. At December 31, 2008, each of our domestic insurance companies’ total adjusted capital significantly exceeded the authorized control level risk-based capital level prescribed by the National Association of Insurance Commissioners.

Agency Segment

Revenue from our agency segment increased to $188.4 million in 2008 from $178.6 million in 2007 and $180.0 million in 2006, primarily due to underwriting agencies acquired in 2008. However, Agency segment earnings decreased to $28.4 million in 2008 from $33.9 million in 2007 and $42.3 million in 2006, primarily due to higher interest expense and operating expense in 2007 and 2008 related to acquired underwriting agencies. In addition, over the past two years, a higher percentage of business is being written directly by our insurance companies, rather than being underwritten on behalf of third party insurance companies by our underwriting agencies. The effect of this shift reduced fee and commission income in our agency segment, but added revenue and net earnings to our insurance company segment.

Other Operations Segment

Revenue generated by our other operations segment was $7.3 million, $38.9 million and $75.1 million in 2008, 2007 and 2006, respectively. Net earnings were $2.2 million, $22.8 million and $48.8 million in the respective years. The significant drops in 2007 and again in 2008 were due to reduced income from gains on the sales of strategic investments and losses on our trading securities. We sold one strategic investment for a gain of $9.2 million in 2008 and others for gains of $21.6 million in 2007 and $39.4 million in 2006. We held a trading portfolio that we began to liquidate in the fourth quarter of 2006 and completed in 2008. The portfolio generated market gains in 2006, which declined substantially in 2007 due to the reduced trading positions. Before their sales in 2008, the two remaining positions generated losses due to poor market conditions. We invested the proceeds from all sales in fixed income securities. Results of this segment may vary substantially period to period depending on our investment in or disposition of strategic investments

Liquidity and Capital Resources

During 2008, there were significant disruptions in the world-wide and U.S. financial markets. A number of large financial institutions failed, received substantial capital infusions and loans from the U.S. and various other governments, or were merged into other companies. The market disruptions have resulted in a tightening of available sources of credit, increases in the cost of credit and significant liquidity concerns for many companies. We believe we have sufficient sources of liquidity at a reasonable cost at the present time, based on the following:

•	We held $524.8 million of cash and liquid short-term investments at December 31, 2008. We have generated an annual average $588.2 million in cash from our operating activities, excluding cash from commutations, in the three-year period ended December 31, 2008.

•	Our available for sale bond portfolio had a fair value of $4.1 billion at December 31, 2008 and has an average rating of AA+. We have the intent and ability to hold these securities until their maturity; however, should we have to sell certain securities in the portfolio earlier to generate cash, given the current credit market volatility, it is possible we might not recoup the full year-end fair value of the securities sold.

•	As shown in the Contractual Obligations section, we project that our insurance companies will pay approximately $1.2 billion of claims in 2009 based on historical payment patterns and claims history. After projected collections on their reinsurance programs, our insurance companies estimate that net claims payable in 2009 will be approximately $831.1 million. These subsidiaries have a total $1.0 billion of cash, short-term investments, maturing bonds, and principal payments from asset-backed and mortgage-backed securities in 2009 that will be available to pay these expected claims, before consideration of expected cash flow from the insurance companies’ 2009 operations. We project that there will be $211.1 million of available cash flow to fund any additional claims payments, if needed.

•	We have a committed line of credit, led by Wells Fargo, through a syndicate group of large domestic banks and one large foreign bank. Our Revolving Loan Facility provides borrowing capacity to $575.0 million through December 2011. At February 20, 2009, we had $340.0 million of unused capacity, which we can draw against at any time at our request. We believe that the banks will be able and willing to perform on their commitments to us.

•	Our 1.3% Convertible Notes are subject to redemption anytime after April 4, 2009, or holders may require us to repurchase the Notes on April 1, 2009. Our available capacity on the Revolving Loan Facility is sufficient to cover the $124.7 million of Notes outstanding at December 31, 2008. If the notes are not put to us by the holders, we can select a date for redemption in 2009 at our choosing or elect not to redeem the notes. The next put date by the holders would be April 1, 2014.

•	Our domestic insurance subsidiaries have the ability to pay $199.2 million in dividends in 2009 to our holding company without obtaining special permission from state regulatory authorities. Our underwriting agencies have no restrictions on the amount of dividends that can be paid to our holding company. The holding company can utilize these dividends to pay down debt, pay dividends to shareholders, fund acquisitions, repurchase common stock and pay operating expenses. Cash flow available to the holding company in 2009 is expected to be more than ample to cover the holding company’s required cash disbursements.

•	Our debt to total capital ratio was 11.5% at December 31, 2008 and 11.6% at December 31, 2007. We have a “Universal Shelf” registration that provides for the issuance of an aggregate of $1.0 billion of securities. These securities may be debt securities, equity securities, trust preferred securities, or a combination thereof. Although due to pricing we may not wish to issue securities in the current financial market, the shelf registration provides us the means to access the debt and equity markets. Our shelf registration expires in May 2009, and we plan to file for a new shelf registration prior to that date. We do not anticipate a problem obtaining a new “Universal Shelf” registration, and we do not anticipate using either the current or the new shelf registration in the near future.

Cash Flow

We receive substantial cash from premiums, reinsurance recoverables, commutations, fee and commission income, proceeds from sales and redemptions of investments and investment income. Our principal cash outflows are for the payment of claims and loss adjustment expenses, premium payments to reinsurers, commutations, purchases of investments, debt service, policy acquisition costs, operating expenses, taxes and dividends.

Cash provided by operating activities can fluctuate due to timing differences in the collection of premiums and reinsurance recoverables and the payment of losses and premium and reinsurance balances payable and the completion of commutations. We generated cash from operations of $506.0 million in 2008, $726.4 million in 2007 and $653.4 million in 2006. Factors that contributed to our strong cash flow include the following:

•	our net earnings,

•	growth in net written premium and net loss reserves due to organic growth and increased retentions,

•	expansion of our diversified financial products line of business, where we retain premium for a longer duration and pay claims later than for our short-tailed businesses, and

•	commutations of selected reinsurance agreements.

The components of our net operating cash flows are detailed in the following table.

	2008	2007	2006
	(as adjusted)	(as adjusted)	(as adjusted)

Net earnings	$302,120	$391,553	$337,911
Change in premium, claims and other receivables, net of reinsurance, other payables and restricted cash	(41,248)	(60,671)	(139,906)
Change in unearned premium, net	43,835	3,062	122,571
Change in loss and loss adjustment expense payable, net of reinsurance recoverables	89,910	342,556	328,569
Change in trading portfolio	49,091	9,362	(19,919)
(Gain) loss on investments	49,549	(58,736)	(52,688)
Other, net	12,711	99,310	76,850

Cash provided by operating activities	$505,968	$726,436	$653,388

Cash provided by operating activities decreased $220.5 million in 2008 and increased $73.0 million in 2007. Cash received from commutations, included in cash provided by operating activities, totaled $7.5 million, $101.0 million, and $12.8 million in 2008, 2007 and 2006, respectively. Excluding the commutations and cash flow from liquidating our trading portfolio in 2008 and 2007, cash provided by operating activities was

$449.4 million in 2008, $616.0 million in 2007 and $660.6 million in 2006. The decrease in 2008 primarily resulted from a decrease in net earnings, as well as the timing of the collection of reinsurance recoverables and the payment of insurance claims. We collected more cash from reinsurers in early 2007 than in 2008 as a result of reimbursement of 2005 hurricane claims that we had paid in late 2006. In addition, we are paying claims at a faster pace in 2008 than in prior years. The higher level of claims payments is reflected in our higher paid loss ratios over the three-year period, discussed in the Loss and Loss Adjustment Expense section.

Investments

Our investment policy is determined by our Board of Directors and our Investment and Finance Committee and is reviewed on a regular basis. Our policy for each of our insurance company subsidiaries must comply with applicable state and Federal regulations that prescribe the type, quality and concentration of investments. These regulations permit investments, within specified limits and subject to certain qualifications, in federal, state and municipal obligations, obligations of foreign countries, corporate bonds and preferred and common equity securities. The regulations generally allow certain other types of investments subject to maximum limitations.

We engage independent investment advisors to oversee our fixed income investments, based on the investment policies promulgated by our Investment and Finance Committee of the Board of Directors, and to make investment recommendations. We invest our funds principally in highly-rated fixed income securities. Our historical investment strategy has been to maximize interest income and yield, within our risk tolerance, rather than to maximize total return. Our investment portfolio turnover will fluctuate, depending upon opportunities. Realized gains and losses from sales of securities are usually minimal, unless we sell securities for investee credit-related reasons or to capture gains to enhance statutory capital and surplus of our insurance company subsidiaries, or because we can take gains and reinvest the proceeds at a higher effective yield.

At December 31, 2008, we had $4.8 billion of investment assets, an increase of $132.0 million from the end of 2007. The increase resulted from our operating cash flows. The majority of our investment assets are held by our insurance companies. We held $4.3 billion of fixed income securities at year-end 2008. The fair value of these fixed income securities and the related investment income fluctuate depending on general economic and market conditions, including the recent downturn in the market due to credit-related issues. Our fixed income securities portfolio has an average rating of AA+ and a weighted-average maturity of 6.0 years.

This table summarizes our investments by type, substantially all of which are reported at fair value, at December 31, 2008.

	Amount	%

Short-term investments	$497,477	10%
U.S. government and government guaranteed fixed income securities	227,607	5
Fixed income securities of states, municipalities and political subdivisions	808,697	17
Special revenue fixed income securities of states, municipalities and political subdivisions	1,182,838	25
Corporate fixed income securities	511,638	10
Asset-backed and mortgage-backed securities	1,040,866	22
Foreign fixed income securities	485,072	10
Other investments	50,088	1

Total investments	$4,804,283	100%

At year-end 2008, within our portfolio of fixed income securities, we held a portfolio of residential mortgage-backed securities (MBSs) and collateralized mortgage obligations (CMOs) with a fair value of $813.0 million. Within our residential MBS/CMO portfolio, $723.5 million of securities were issued by the Federal National Mortgage Association (Fannie Mae) and the Federal Home Loan Mortgage Corporation (Freddie Mac), which are backed by the U.S. government, while $79.6 million, $7.6 million and $2.3 million of bonds are collateralized by prime, Alt A and subprime mortgages, respectively. All of these securities were current as to principal and interest. The prime securities have an average rating of AA and a weighted-average life of approximately 4.1 years, and the subprime and Alt A securities have an average rating of AA+ and a weighted-average life of approximately 3.2 years.

At December 31, 2008, we held a commercial MBS securities portfolio with a fair value of $145.8 million, an average rating of AAA, an average loan-to-value ratio of 66%, and a weighted-average life of approximately 5.0 years. We also held a corporate bond portfolio (47% of which related to financial institutions) with a fair value of $511.6 million, an overall rating of A+, and a weighted-average life of approximately 3.2 years. In addition, we held $24.5 million of senior debt obligations of Fannie Mae and Freddie Mac, with an unrealized gain of $1.2 million. We owned no collateralized debt obligations (CDOs) or collateralized loan obligations (CLOs), and we have never been counterparty to any credit default swap.

We evaluate the securities in our fixed income securities portfolio for possible other-than-temporary impairment losses at each quarter end, based on all relevant facts and circumstances for each impaired security. Our evaluation considers various factors including:

•	amount by which the security’s fair value is less than its cost,

•	length of time the security has been impaired,

•	the security’s credit rating and any recent downgrades,

•	stress testing of expected cash flows under various scenarios,

•	whether the impairment is due to an issuer-specific event, credit issues or change in market interest rates, and

•	our ability and intent to hold the security for a period of time sufficient to allow full recovery or until maturity.

Our outside investment advisors also perform detailed credit evaluations of all of our fixed income securities on an ongoing basis and alert us to any securities that may present a credit problem.

When we conclude that a decline in a security’s fair value is other-than-temporary, we recognize the impairment as a realized investment loss in our consolidated statements of earnings. The impairment loss equals the difference between the security’s fair value and cost at the balance sheet date. During 2008, we reviewed our fixed income securities for other-than-temporary impairments at each quarter end. Based on the results of our reviews, we recognized other-than-temporary impairment losses of $11.1 million in 2008. There were no other-than-temporary impairment losses in 2007 or 2006.

During 2008, we transferred $108.9 million of foreign-denominated bonds from our available for sale portfolio to a new held to maturity portfolio. This portfolio includes foreign-denominated securities for which we have the ability and intent to hold the securities to maturity or redemption. We hold these securities to hedge the foreign exchange risk associated with insurance claims that we will pay in foreign currencies. At December 31, 2008, we held bonds with an amortized cost of $123.6 million and a fair value of $125.6 million. The majority of these bonds mature in March 2009. Any foreign exchange gain/loss on these bonds will be recorded through income and will substantially offset any foreign exchange gain/loss on the related liabilities. Conversely, the foreign exchange gain/loss on available for sale securities is recorded as a component of accumulated other comprehensive income within shareholders’ equity until the related bonds mature or are sold and, therefore, does not offset the opposite foreign currency movement on the hedged liabilities that is recorded through income.

At December 31, 2008, we had cash and short-term investments of $524.8 million, of which $289.1 million was held by our insurance companies. We maintain cash and liquid short-term instruments in our insurance companies in order to be able to fund losses of our insureds. Cash and short-term investments were higher than normal at December 31, 2007 due to proceeds from the sale of fixed income securities that hedged certain foreign currency denominated liabilities. We reduced our short-term investments in 2008 and reinvested in fixed income securities to take advantage of higher yields.

This table shows a profile of our fixed income and short-term investments. The table shows the average amount of investments, income earned and the related yield.

	2008	2007	2006

Average investments, at cost	$4,681,954	$4,214,798	$3,529,671
Net investment income*	164,751	206,462	152,804
Average short-term yield*	3.8%	5.2%	4.5%
Average long-term yield*	4.4%	4.5%	4.4%
Average long-term tax equivalent yield*	5.2%	5.4%	5.2%
Weighted-average combined tax equivalent yield*	4.2%	5.6%	5.0%
Weighted-average maturity	6.0 years	7.0 years	6.9 years
Weighted-average duration	4.8 years	4.9 years	4.6 years
Average rating	AA+	AAA	AAA

*	Excluding realized and unrealized investment gains and losses.

This table summarizes, by rating, our investments in fixed income securities at December 31, 2008.

	Available for Sale		Held to Maturity
	Fair Value		Amortized Cost
	Amount	%	Amount	%

AAA	$2,101,752	51%	$123,553	100%
AA	1,327,871	32	—	—
A	582,594	14	—	—
BBB	112,856	3	—	—
BB and below	8,092	—	—	—

Total fixed income securities	$4,133,165	100%	$123,553	100%

This table indicates the expected maturity distribution of our fixed income securities at December 31, 2008.

	Available		Asset-backed and		Held to		Total
	for Sale		Mortgage-backed		Maturity		Fixed Income
	Amortized Cost		Amortized Cost		Amortized Cost		Securities
	Amount	%	Amount	%	Amount	%	Amount	%

One year or less	$137,466	4%	$431,542	41%	$87,262	71%	$656,270	15%
One year to five years	1,130,926	37	617,105	59	29,937	24	1,777,968	42
Five years to ten years	683,961	22	—	—	6,354	5	690,315	16
Ten years to fifteen years	487,950	16	—	—	—	—	487,950	12
More than fifteen years	629,589	20	—	—	—	—	629,589	15

Total fixed income securities	$3,069,892	100%	$1,048,647	100%	$123,553	100%	$4,242,092	100%

The weighted-average life of our asset-backed and mortgage-backed securities is approximately 2.4 years based on expected future cash flows. In the table above, we allocated the maturities of asset-backed maturities and mortgage-backed securities based on the expected future principal payments.

At December 31, 2008, the net unrealized gain on our available for sale fixed income securities portfolio was $14.6 million, compared to $25.0 million at December 31, 2007. The change in the net unrealized gain or loss, net of the related income tax effect, is recorded in other comprehensive income and fluctuates principally due to changes in market interest rates on our available for sale bond portfolio and conditions in the credit markets, particularly with respect to our corporate bonds and our asset-backed and mortgage-backed securities, which have been impacted by the recent credit crisis. During 2008, the net unrealized gain (loss) was

$26.2 million at March 31, 2008, ($34.1) million at June 30, 2008, and ($98.1) million at September 30, 2008, which caused fluctuations in our consolidated shareholders’ equity throughout the year. The net unrealized gain on our available for sale fixed income securities portfolio at January 31, 2009 was $64.4 million.

The fair value of our fixed income securities is sensitive to changing interest rates. As interest rates increase, the fair value will generally decrease, and as interest rates decrease, the fair value will generally increase. The fluctuations in fair value are somewhat muted by the relatively short duration of our portfolio and our relatively high level of investments in state and municipal obligations. We estimate that a 1% increase (e.g. from 5% to 6%) in market interest rates would decrease the fair value of our fixed income securities by approximately $198.8 million and a 1% decrease in market interest rates would increase the fair value by a like amount. Fluctuations in interest rates have a minimal effect on the value of our short-term investments due to their very short maturities. In our current position, higher interest rates would have a positive effect on net earnings.

Some of our fixed income securities have call or prepayment options. In addition, mortgage-backed and certain asset-backed securities have prepayment or other market-related credit risk. Prepayment risk exists if the timing of cash flows that result from the repayment of principal might occur earlier than anticipated because of declining interest rates or later than anticipated because of rising interest rates. Credit risk exists if mortgagees default on the underlying mortgages. Net investment income and/or cash flows from investments that carry call or prepayment options and prepayment or credit risk may differ from those anticipated at the time of investment. Calls and prepayments subject us to reinvestment risk should interest rates fall or issuers call their securities and we reinvest the proceeds at lower interest rates. Conversely, lower interest rates subject us to extension risk on the portfolio’s duration if interest rates rise. For asset-backed and mortgage-backed securities, prepayment or credit risk could reduce the yield or the return of the remaining principal of these securities. We mitigate this risk by investing in investment grade securities with varied maturity dates so that only a portion of our portfolio will mature at any point in time.

Fair Value Measurements

Effective January 1, 2008, we adopted Statement of Financial Accounting Standards (SFAS) No. 157, Fair Value Measurements, for financial assets and financial liabilities measured at fair value on a recurring basis (at least annually). SFAS 157 defines fair value, establishes a consistent framework for measuring fair value and expands disclosure requirements about fair value measurements. SFAS 157 also established a hierarchy that prioritizes the inputs used to measure fair value into three levels, as described below. Our adoption of SFAS 157 did not did not impact our 2008 or prior years’ consolidated financial position, results of operations or cash flows.

SFAS 157 applies to all financial instruments that are measured and reported at fair value. SFAS 157 defines fair value as the price that would be received to sell an asset or would be paid to transfer a liability in an orderly transaction between market participants at the measurement date. In 2008, the Financial Accounting Standards Board (FASB) issued FSP FAS 157-3, Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active (FSP FAS 157-3). FSP FAS 157-3 clarifies SFAS 157 with respect to the fair value measurement of a security when the market for that security is inactive. Our adoption of FSP FAS 157-3 did not did not impact our consolidated financial position, results of operations or cash flows.

In determining fair value, we generally apply the market approach, which uses prices and other relevant data based on market transactions involving identical or comparable assets and liabilities. The degree of judgment used to measure fair value generally correlates to the type of pricing and other data used as inputs, or assumptions, in the valuation process. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect our own market assumptions using the best information available to us. Based on the type of inputs used to measure the fair value of our financial instruments, we classify them into the three-level hierarchy established by SFAS 157:

•	Level 1 — Inputs are based on quoted prices in active markets for identical instruments.

•	Level 2 — Inputs are based on observable market data (other than quoted prices), or are derived from or corroborated by observable market data.

•	Level 3 — Inputs are unobservable and not corroborated by market data.

Our Level 1 investments are primarily U.S. Treasuries listed on stock exchanges. We use quoted prices for identical instruments to measure fair value.

Our Level 2 investments include most of our fixed income securities, which consist of U.S. government agency securities, municipal bonds, certain corporate debt securities, and certain mortgage and asset-backed securities. Our Level 2 instruments also include our interest rate swap agreements, which were reflected as liabilities in our consolidated balance sheet at December 31, 2008. We measure fair value for the majority of our Level 2 investments using quoted prices of securities with similar characteristics. The remaining investments are valued using pricing models or matrix pricing. The fair value measurements consider observable assumptions, including benchmark yields, reported trades, broker/dealer quotes, issuer spreads, two-sided markets, benchmark securities, bids, offers, default rates, loss severity and other economic measures.

We use independent pricing services to assist us in determining fair value for over 99% of our Level 1 and Level 2 investments. We use data provided by our third party investment managers to value the remaining Level 2 investments. We did not apply the criteria of FSP FAS 157-3, since no markets for our investments were judged to be inactive. To validate quoted and modeled prices, we perform various procedures, including evaluation of the underlying methodologies, analysis of recent sales activity, and analytical review of our fair values against current market prices, other pricing services and historical trends.

Our Level 3 securities include certain fixed income securities and two insurance contracts that we account for as derivatives. Fair value is based on internally developed models that use our assumptions or other data that are not readily observable from objective sources. Because we use the lowest level significant input to determine our hierarchy classifications, a financial instrument may be classified in Level 3 even though there may be significant readily-observable inputs.

We excluded from our SFAS 157 disclosures certain assets, such as alternative investments and certain strategic investments in insurance-related companies, since we account for them using the equity method of accounting and have not elected to measure them at fair value, pursuant to the guidance of SFAS 159. These assets had a recorded value of $63.0 million at December 31, 2008. We also excluded our held to maturity portfolio valued at $123.6 million and an investment valued at $4.1 million at December 31, 2008, which are measured at amortized cost and at cost, respectively.

The following table presents our assets and liabilities that were measured at fair value as of December 31, 2008.

	Level 1	Level 2	Level 3	Total

Fixed income securities	$87,678	$4,038,972	$6,515	$4,133,165
Other investments	16	—	—	16
Other assets	—	1,125	16,100	17,225

Total assets measured at fair value	$87,694	$4,040,097	$22,615	$4,150,406

Accounts payable and accrued liabilities	$—	$(8,031)	$—	$(8,031)

Total liabilities measured at fair value	$—	$(8,031)	$—	$(8,031)

We classified our residential MBS/CMO portfolio, substantially all of which is either backed by U.S. government agencies or collateralized by prime mortgages, as Level 2 assets because the fair value of the securities is derived from industry-standard models using observable market-based data. These securities have an average rating of AAA and a weighted-average life of approximately 2.1 years based on expected future cash flows.

The following table presents the changes in fair value of our Level 3 category during 2008.

	Fixed
	Income	Other	Other
	Securities	Investments	Assets	Total

Balance at January 1, 2008	$7,623	$5,492	$16,804	$29,919
Net redemptions	(242)	(5,261)	—	(5,503)
Losses — realized	—	(299)	—	(299)
Other-than-temporary impairment losses — realized	(2,575)	—	—	(2,575)
Gains and (losses) — unrealized	(566)	68	(704)	(1,202)
Net transfers in/out of Level 3	2,275	—	—	2,275

Balance at December 31, 2008	$6,515	$—	$16,100	$22,615

Unrealized gains and losses on our Level 3 fixed income securities and other investments are reported in other comprehensive income within shareholders’ equity, and unrealized gains and losses on our Level 3 other assets are reported in other operating income.

At December 31, 2008, our Level 3 financial investments represented approximately 0.5% of our total assets that are measured at fair value. The fixed income securities consisted of six bonds, most of which had been reduced to estimated fair value at their date of impairment, based on our other-than-temporary impairment assessment. The other assets were $16.1 million of receivables for the reinsured interests in two long-term mortgage impairment insurance contracts that are accounted for as derivative financial instruments. The exposure with respect to these two contracts is measured based on movement in a specified UK housing index. We determine their fair value based on our estimate of the present value of expected future cash flows, modified to reflect specific contract terms. During 2008, the Level 3 asset balance was reduced due to cash receipts for returned principal on certain investments and for impairments recognized on fixed income securities. During 2008, four bonds valued at $10.7 million transferred into Level 3, and two bonds valued at $8.5 million transferred out of Level 3 based on changes in the availability of observable market information for these securities. We believe that our expected future cash receipts from our Level 3 financial investments will equal or exceed their fair value at December 31, 2008.

Contractual Obligations

The following table presents a summary of our total contractual cash payment obligations by estimated payment date at December 31, 2008.

		Estimated Payment Dates
	Total	2009	2010-2011	2012-2013	Thereafter

Gross loss and loss adjustment expense payable(1):
Diversified financial products	$1,666,343	$481,962	$684,688	$336,874	$162,819
Group life, accident and health	305,225	251,974	42,751	8,413	2,087
Aviation	161,634	75,645	53,208	21,413	11,368
London market account	404,548	181,845	159,208	43,050	20,445
Other specialty lines	407,691	135,041	164,550	67,360	40,740
Discontinued lines	469,789	53,462	84,238	86,505	245,584

Total loss and loss adjustment expense payable	3,415,230	1,179,929	1,188,643	563,615	483,043
Life and annuity policy benefits	64,235	2,306	4,362	4,049	53,518
1.30% Convertible Notes(2)	125,525	125,525	—	—	—
$575.0 million Revolving Loan Facility(3)	234,036	8,883	225,153	—	—
Operating leases	72,539	12,361	23,006	14,818	22,354
Earnout liabilities	24,458	23,026	1,432	—	—
Indemnifications	18,692	4,077	6,226	5,786	2,603

Total obligations	$3,954,715	$1,356,107	$1,448,822	$588,268	$561,518

In preparing the previous table, we made the following estimates and assumptions.

(1)	The estimated loss and loss adjustment expense payments for future periods assume that the percentage of ultimate losses paid from one period to the next will be relatively consistent over time. Actual payments will be influenced by many factors and could vary from the estimated amounts.

(2)	While the 1.30% Convertible Notes mature in 2023, they are shown in the 2009 column since the holders may require us to repurchase the Notes on April 1, 2009. The Notes have various put and redemption dates as disclosed in Note 7 to the Consolidated Financial Statements. Amounts include interest payable in respective periods.

(3)	The $575.0 million Revolving Loan Facility expires on December 19, 2011. Interest on $200.0 million of the facility is included at an effective fixed rate of 4.60% through November 2009 and interest on $105.0 million of the facility is included at an effective interest rate of 2.94% from December 2009 through November 2010 due to interest rate swaps. Interest on the remaining facility is included at 30-day LIBOR plus 25 basis points (0.69% at December 31, 2008).

Claims Payments

The table below shows our estimated claims payable before reinsurance. The following table compares our insurance company subsidiaries’ cash and investment maturities with their estimated future claims payments, net of reinsurance, at December 31, 2008.

		Maturities/Estimated Payment Dates
	Total	2009	2010-2011	2012-2013	Thereafter

Cash and investment maturities of insurance companies	$4,633,132	$1,042,209	$1,183,945	$605,477	$1,801,501
Estimated loss and loss adjustment expense payments, net of reinsurance	2,416,271	831,123	798,877	409,338	376,933

Estimated available cash flow	$2,216,861	$211,086	$385,068	$196,139	$1,424,568

The average duration of claims in many of our lines of business is relatively short, and, accordingly, our investment portfolio has a relatively short duration. The average duration of all claims was approximately 2.5 years in 2008 and 2007. In recent years, we have expanded the directors’ and officers’ liability and professional indemnity components of our diversified financial products line of business, which have a longer claims duration than our other lines of business. We consider these different claims payment patterns in determining the duration of our investment portfolio.

We maintain sufficient liquidity from our current cash, short-term investments and investment maturities, in combination with future operating cash flow, to pay anticipated policyholder claims on their expected payment dates. We manage the liquidity of our insurance company subsidiaries such that each subsidiary’s anticipated claims payments will be met by its own current operating cash flows, cash, short-term investments or investment maturities. We do not foresee the need to sell securities prior to their maturity to fund claims payments.

Convertible Notes

Our 1.30% Convertible Notes are due in 2023. We pay interest semi-annually on April 1 and October 1. Each one thousand dollar principal amount of notes is convertible into 44.1501 shares of our common stock, which represents an initial conversion price of $22.65 per share. The initial conversion price is subject to standard anti-dilution provisions designed to maintain the value of the conversion option in the event we take certain actions with respect to our common stock, such as stock splits, reverse stock splits, stock dividends and extraordinary dividends, that affect all of the holders of our common stock equally and that could have a dilutive effect on the value of the conversion rights of the holders of the notes or that confer a benefit upon our current shareholders not otherwise available to the Convertible Notes. Holders may surrender notes for conversion if, as of the last day of the preceding calendar quarter, the closing sale price of our common stock for at least 20 consecutive trading days during the period of 30 consecutive trading days ending on the last trading day of that quarter is more than 130% ($29.45 per share) of the conversion price per share of our common stock. This condition was not met at December 31, 2008. We must settle any conversions by paying cash for the principal amount of the notes and issuing our common stock for the value of the conversion premium. We can redeem the notes for cash at any time on or after April 4, 2009. Holders may require us to repurchase the notes on April 1, 2009, 2014 or 2019, or if a change in control of HCC Insurance Holdings, Inc. occurs on or before April 4, 2009. The repurchase price to settle any such put or change in control provisions will equal the principal amount of the notes plus accrued and unpaid interest and will be paid in cash.

Revolving Loan Facility

Our $575.0 million Revolving Loan Facility allows us to borrow up to the maximum allowed by the facility on a revolving basis until the facility expires on December 19, 2011. We had $220.0 million outstanding at December 31, 2008. The interest rate is the 30-day LIBOR plus a margin of 15 to 50 basis points and the commitment fee ranges from 7.5 to 15.0 basis points, depending on our debt rating by Standard & Poor’s Corporation, as follows:

	LIBOR	Commitment Fees
Debt Rating	Basis Points	Basis Points

A+ or higher	15.0	7.5
A to A+	25.0	10.0
A- to A	30.0	12.5
BBB+ to A-	40.5	12.5
BBB or lower	50.0	15.0

At December 31, 2008, the contractual interest rate on the outstanding balance was 30-day LIBOR plus 25 basis points (0.69%), but the effective interest rate on $200.0 million of the facility was 4.60% due to the fixed interest rate swaps discussed below. The commitment fee was 10.0 basis points. The facility is collateralized by guarantees entered into by our domestic underwriting agencies. The facility agreement contains two restrictive financial covenants, with which we were in compliance at December 31, 2008. Our debt to capital ratio, including the Standby Letter of Credit Facility discussed below, cannot exceed 35%, and our combined ratio, calculated under statutory accounting principles on a trailing four-quarter average, cannot be greater than 105%. At December 31, 2008, our actual ratios under these covenants were 13.9% and 85.2%, respectively.

In 2007, we entered into three interest rate swap agreements to exchange 30-day LIBOR (0.44% at December 31, 2008) for a 4.60% fixed rate on $200.0 million of our Revolving Loan Facility. The swaps qualify for cash flow hedge accounting treatment. The three swaps expire in November 2009. As of December 31, 2008, we had entered into two additional swaps for $105.0 million, which will begin when the original swaps expire in November 2009 and will expire in November 2010. The fixed rate on the new swaps is 2.94%. These swaps were entered into in 2008 with a future effective date to minimize our exposure to expected interest rate increases due to the recent credit and market conditions. All of our swaps were in a total unrealized loss position of $8.0 million at December 31, 2008.

Standby Letter of Credit Facility

We have an $82.0 million Standby Letter of Credit Facility that is used to guarantee our performance in two Lloyd’s of London syndicates. Letters of credit issued under the Standby Letter of Credit Facility are unsecured commitments of HCC. The Standby Letter of Credit Facility contains the same two restrictive financial covenants as our Revolving Loan Facility, with which we were in compliance at December 31, 2008.

Subsidiary Lines of Credit

At December 31, 2008, certain of our subsidiaries maintained revolving lines of credit with banks in the combined maximum amount of $50.1 million available through November 30, 2009. Advances under the lines of credit are limited to amounts required to fund draws, if any, on letters of credit issued by the bank on behalf of the subsidiaries and short-term direct cash advances. The lines of credit are collateralized by securities having an aggregate market value of up to $62.8 million, the actual amount of collateral at any one time being 125% of the aggregate amount outstanding. Interest on the lines is payable at the bank’s prime rate of interest (3.25% at December 31, 2008) for draws on the letters of credit and either prime or prime less 1% on short-term cash advances. At December 31, 2008, letters of credit totaling $20.1 million had been issued to insurance companies by the bank on behalf of our subsidiaries, with total securities of $25.2 million collateralizing the lines.

Earnouts

Our prior acquisition of HCC Global Financial Products, LLC (HCC Global) includes a contingency for future earnout payments, as defined in the purchase agreement, as amended. The earnout is based on HCC Global’s pretax earnings from the acquisition date through September 30, 2007, with no maximum amount due to the former owners. Pretax earnings include underwriting results on longer-duration business until all future losses are paid. When the conditions for accrual have been satisfied under the purchase agreement, we record a liability to the former owners with an offsetting increase to goodwill. Accrued amounts are paid according to the contractual requirements, with the majority of the payments in the next year. At December 31, 2008, unpaid accrued earnout totaled $20.2 million, of which $18.8 million will be paid in 2009. The total amount of all future earnout cannot be finally determined until all future losses are paid. Our 2008 acquisition of MultiNational Underwriters, LLC includes a possible additional earnout depending upon achievement of certain underwriting profit levels. At December 31, 2008, we accrued $4.2 million for this earnout, with an offsetting increase to goodwill, which will be paid in 2009.

Indemnifications

In conjunction with the sales of business assets and subsidiaries, we have provided indemnifications to the buyers. Certain indemnifications cover typical representations and warranties related to our responsibilities to perform under the sales contracts. Other indemnifications agree to reimburse the purchasers for taxes or ERISA-related amounts, if any, assessed after the sale date but related to pre-sale activities. We cannot quantify the maximum potential exposure covered by all of our indemnifications because the indemnifications cover a variety of matters, operations and scenarios. Certain of these indemnifications have no time limit. For those with a time limit, the longest such indemnification expires on December 31, 2009. We accrue a loss when a valid claim is made by a buyer and we believe we have potential exposure. We currently have several claims under an indemnification that covers certain net losses alleged to have been incurred in periods prior to our sale of a subsidiary. At December 31, 2008, we have recorded a liability of $15.8 million and have provided $6.7 million of letters of credit to cover our obligations or anticipated payments under this indemnification.

Subsidiary Dividends

The principal assets of HCC Insurance Holdings, Inc. (HCC), the parent holding company, are the shares of capital stock of its insurance company subsidiaries. HCC’s obligations include servicing outstanding debt and interest, paying dividends to shareholders, repurchasing HCC’s common stock, and paying corporate expenses. Historically, we have not relied on dividends from our insurance companies to meet HCC’s obligations as we have had sufficient cash flow from our underwriting agencies and reinsurance broker to meet our corporate cash flow requirements. However, as a greater percentage of profit is now being earned in our insurance companies, we may have to increase the amount of dividends paid by our insurance companies in the future to fund HCC’s cash obligations.

The payment of dividends by our insurance companies is subject to regulatory restrictions and will depend on the surplus and future earnings of these subsidiaries. HCC’s direct U.S. insurance company subsidiaries can pay an aggregate of $199.2 million in dividends in 2009 without obtaining special permission from state regulatory authorities. In 2008, 2007 and 2006, our insurance company subsidiaries paid HCC dividends of $111.8 million, $22.6 million and $44.0 million, respectively.

Other

Our debt to total capital ratio was 11.5% at December 31, 2008 and 11.6% at December 31, 2007.

On June 20, 2008, our Board of Directors approved the repurchase of up to $100.0 million of our common stock, as part of our philosophy of building long-term shareholder value. The share repurchase plan authorizes repurchases to be made in the open market or in privately negotiated transactions from time-to-time. Repurchases under the plan will be subject to market and business conditions, as well as the level of cash generated from our operations, cash required for acquisitions, debt covenant compliance, trading price of our stock being at or below book value, and other relevant factors. The repurchase plan does not obligate us to purchase any particular number of shares and may be suspended or discontinued at any time at our discretion. In 2008, we repurchased 3.0 million shares of our common stock in the open market for a total cost of $63.3 million and a weighted-average cost of $21.02 per share.

We believe that our operating cash flows, investments, Revolving Loan Facility, Standby Letter of Credit Facility, shelf registration and other sources of liquidity are sufficient to meet our operating and liquidity needs for the foreseeable future.

Impact of Inflation

Our operations, like those of other property and casualty insurers, are susceptible to the effects of inflation because premiums are established before the ultimate amounts of loss and loss adjustment expense are known. Although we consider the potential effects of inflation when setting premium rates, our premiums, for competitive reasons, may not fully offset the effects of inflation. However, because the majority of our business is comprised of lines that have relatively short lead times between the occurrence of an insured event, reporting of the claims to us and the final settlement of the claims, or have claims that are not significantly impacted by inflation, the effects of inflation are minimized.

A portion of our revenue is related to healthcare insurance and reinsurance products that are subject to the effects of the underlying inflation of healthcare costs. Such inflation in the costs of healthcare tends to generate increases in premiums for medical stop-loss coverage, resulting in greater revenue but also higher claim payments. Inflation also may have a negative impact on insurance and reinsurance operations by causing higher claim settlements than may originally have been estimated, without an immediate increase in premiums to a level necessary to maintain profit margins. We do not specifically provide for inflation when setting underwriting terms and claim reserves, although we do consider trends. We continually review claim reserves to assess their adequacy and make necessary adjustments.

Inflation can also affect interest rates. Any significant increase in interest rates could have a material adverse effect on the fair value of our investments. In addition, the interest rate payable under our Revolving Loan Facility fluctuates with market interest rates. Any significant increase in interest rates could have a material adverse effect on our net earnings, depending on the unhedged amount borrowed on that facility. We have entered into interest rate swap agreements that fix the interest rate at 4.60% on $200.0 million of the outstanding balance of our facility through November 2009 and additional swaps, which become effective on November 30, 2009, that will fix the interest rate at 2.94% on $105.0 million of our facility through November 2010.

Foreign Exchange Rate Fluctuations

We underwrite risks that are denominated in a number of foreign currencies. As a result, we have receivables and payables in foreign currencies and we establish and maintain loss reserves with respect to our insurance policies in their respective currencies. There could be a negative impact on our net earnings from the effect of exchange rate fluctuations on these assets and liabilities. Our principal area of exposure is related to fluctuations in the exchange rates between the British pound sterling, the Euro and the U.S. dollar. We constantly monitor the balance between our receivables and payables and loss reserves to mitigate the potential exposure should an imbalance be expected to exist for other than a short period of time. Imbalances are generally net liabilities, and we hedge such imbalances with cash and short-term investments denominated in the same foreign currency as the net imbalance. Our gain (loss) from currency conversion was $1.9 million in 2008, ($1.8) million in 2007 and zero in 2006. The 2007 loss excludes a $13.4 million charge to correct the accounting for unrealized cumulative foreign exchange gains related to certain available for sale securities discussed previously. This loss was offset by a $13.4 million realized gain for embedded net foreign currency exchange gains when the securities were sold in 2007.

Critical Accounting Policies

The preparation of our consolidated financial statements in conformity with accounting principles generally accepted in the United States of America (generally accepted accounting principles) requires us to make estimates and assumptions when applying our accounting policies. The following sections provide information about our estimation processes related to certain of our critical accounting policies.

Loss and Loss Adjustment Expense

Our net loss and loss adjustment expense reserves are composed of reserves for reported losses and reserves for incurred but not reported losses (which include provisions for potential movement in reported losses, as well as for claims that have occurred but have not been reported to us), less a reduction for reinsurance recoverables related to those reserves. Reserves are recorded by product line and are undiscounted, except for reserves related to acquisitions.

The process of estimating our loss and loss adjustment expense reserves involves a considerable degree of judgment by management and is inherently uncertain. The recorded reserves represent management’s best estimate of unpaid loss and loss adjustment expense by line of business. Because we provide insurance coverage in specialized lines of business that often lack statistical stability, management considers many factors, and not just the actuarial point estimates discussed below, in determining ultimate expected losses and the level of net reserves required and recorded.

To record reserves on our lines of business, we utilize expected loss ratios, which management selects based on the following: 1) information used to price the applicable policies; 2) historical loss information where available; 3) any public industry data for that line or similar lines of business; 4) an assessment of current market conditions and 5) a claim-by-claim review by management, where actuarial homogenous data is unavailable. Management also considers the point estimates and ranges calculated by our actuaries, together with input from our experienced underwriting and claims personnel. Because of the nature and complexities of the specialized types of business we insure, management may give greater weight to the expectations of our underwriting and claims personnel, who often perform a claim by claim review, rather than to the actuarial estimates. However, we utilize the actuarial point and range estimates to monitor the adequacy and reasonableness of our recorded reserves.

Each quarter-end, management compares recorded reserves to the most recent actuarial point estimate and range for each line of business. If the recorded reserves vary significantly from the actuarial point estimate, management determines the reasons for the variances and may adjust the reserves up or down to an amount that, in management’s judgment, is adequate based on all of the facts and circumstances considered, including the actuarial point estimates. We consistently maintain total consolidated net reserves above the total actuarial point estimate but within the actuarial range.

The table below shows our recorded net reserves at December 31, 2008 by line of business, the actuarial reserve point estimates, and the high and low ends of the actuarial reserve range as determined by our reserving actuaries.

	Recorded	Actuarial	Low End of	High End of
	Net Reserves	Point Estimate	Actuarial Range	Actuarial Range

Total net reserves	$2,416,271	$2,313,524	$2,150,619	$2,548,285

Individual lines of business:
Diversified financial products	$1,205,244	$1,141,230	$982,767	$1,355,613
Group life, accident and health	279,622	276,896	251,672	304,201
Aviation	100,259	94,963	87,713	103,676
London market account	178,447	177,534	168,657	199,024
Other specialty lines	265,756	250,215	237,090	282,261
Discontinued lines	386,943	372,687	327,340	450,215

Total net reserves	$2,416,271

The excess of the total recorded net reserves over the actuarial point estimate was 4.3% of recorded net reserves at December 31, 2008 compared to 4.2% at December 31, 2007. The percentage will vary in total and by line depending on current economic events, the potential volatility of the line, the severity of claims reported and of claims incurred but not reported, management’s judgment with respect to the risk of development, the nature of business acquired in acquisitions, and historical development patterns.

The actuarial point estimates represent our actuaries’ estimate of the most likely amount that will ultimately be paid to settle the net reserves we have recorded at a particular point in time. While, from an actuarial standpoint, a point estimate is considered the most likely amount to be paid, there is inherent uncertainty in the point estimate, and it can be thought of as the expected value in a distribution of possible reserve estimates. The actuarial ranges represent our actuaries’ estimate of a likely lowest amount and highest amount that will ultimately be paid to settle the net reserves we have recorded at a particular point in time. While there is still a possibility of ultimately paying an amount below the range or above the range, the actuarial probability is very small. The range determinations are based on estimates and actuarial judgments and are intended to encompass reasonably likely changes in one or more of the variables that were used to determine the point estimates.

The low end of the actuarial range and the high end of the actuarial range for the total net reserves will not equal the sum of the low and high ends for the individual lines of business. Moreover, in actuarial terms, it would not be appropriate to add the ranges for each line of business to obtain a range around the total net reserves because this would not reflect the diversification effects across our various lines of business. The diversification effects result from the fact that losses across the different lines of business are not completely correlated.

In actuarial practice, some of our lines of business are more effectively modeled by a statistical distribution that is skewed or non-symmetric. These distributions are usually skewed towards large losses, which causes the midpoint of the range to be above the actuarial point estimate or mean value of the range. This should be kept in mind when using the midpoint as a proxy for the mean. Our assumptions, estimates and judgments can change based on new information and changes in conditions, and, if they change, it will affect the determination of the range amounts.

The following table details, by major products within our lines of business, the characteristics and major actuarial assumptions utilized by our actuaries in the determination of actuarial point estimates and ranges. We considered all major lines of business written by the insurance industry when determining the relative characteristics of claims duration, speed of loss reporting and reserve volatility. Other companies may classify their own insurance products in different lines of business or utilize different actuarial assumptions.

Claims
Characteristics
Speed of
				Claim	Reserve	Major Actuarial
Line of Business	Products	Underwriting	Duration	Reporting	Volatility	Assumptions

Diversified financial products	Directors’ and officers’	Direct and subscription	Medium to long	Moderate	Medium to high	Historical and industry loss reporting patterns
	liability					Loss trends
Rate changes
	Professional indemnity	Direct	Medium	Moderate	Medium	Historical loss reporting patterns

	Surety	Direct	Medium	Fast	Low	Historical loss payment and reporting patterns
Group life, accident and health	Medical stop-loss	Direct	Short	Fast	Low	Medical cost and utilization trends
Historical loss payment and reporting patterns
Rate changes
	Medical excess	Direct and assumed	Short	Fast	Low to medium	Historical loss payment and reporting patterns
Loss trends
Rate changes
Aviation	Aviation	Direct and subscription	Medium	Fast	Medium	Historical loss payment and reporting patterns

Claims
Characteristics
Speed of
				Claim	Reserve	Major Actuarial
Line of Business	Products	Underwriting	Duration	Reporting	Volatility	Assumptions

London market account	Accident and health	Direct and assumed	Medium to long	Slow	High	Historical loss payment and reporting patterns
	Energy*	Subscription	Medium	Moderate	Medium	Historical and industry loss payment and reporting patterns
Historical large loss experience
	Property*	Subscription	Medium	Moderate	Medium	Historical loss payment and reporting patterns
Historical large loss experience
	Marine	Subscription	Medium	Moderate	Medium	Historical loss payment and reporting patterns
Historical large loss experience
Other specialty	Liability	Direct and assumed	Medium	Moderate	Medium	Historical loss payment and reporting patterns
	Property	Direct and assumed	Short	Fast	Low	Historical loss payment and reporting patterns
Discontinued	Accident and health insurance	Assumed	Long	Slow	High	Historical and industry loss payment and reporting patterns
	Medical malpractice	Direct	Medium to long	Moderate	Medium to high	Historical loss payment and reporting patterns

*	Includes catastrophe losses

Direct insurance is coverage that is originated by our insurance companies and brokers in return for premium. Assumed reinsurance is coverage written by another insurance company, for which we assume all or a portion of the risk in exchange for all or a portion of the premium. Subscription business is direct insurance or assumed reinsurance where we only take a percentage of the total risk and premium and other insurers take their proportionate percentage of the remaining risk and premium. Assumed reinsurance represented 14% of our gross written premium in 2008 and 25% of our gross reserves at December 31, 2008. Approximately 41% of the assumed reinsurance reserves related to business in our discontinued lines, 26% related to assumed reinsurance in our London market account, aviation and diversified financial products lines of business, 14% related to assumed quota share surplus lines business in our other specialty lines, 12% related Lloyd’s of London business in our other specialty lines, and 5% related to assumed business in our group life, accident and health line of business. The remaining assumed reinsurance reserves covered various other reinsurance programs. The table above recaps the underwriting, claims characteristics and major actuarial assumptions for our assumed reinsurance business.

The discontinued lines include run-off assumed accident and health reinsurance business, which is primarily reinsurance that provides excess coverage for large losses related to workers’ compensation policies. This business is subject to late reporting of claims by cedants and state guaranty associations. To mitigate our exposure to unexpected losses reported by cedants, our claims personnel review reported losses to ensure they are reasonable and consistent with our expectations. In addition, our claims personnel periodically audit the cedants’ claims processing functions to assess whether cedants are submitting timely and accurate claims reports to us. Disputes with insureds related to claims or coverage issues are administered in the normal course of business or settled through arbitration. Based on the late reporting of claims in the past and the higher risk of this discontinued line of business relative to our continuing lines of business, management believes there may be a greater likelihood of future adverse development in the run-off assumed accident and health reinsurance business than in our other lines of business. We reassess loss reserves for this assumed business at each quarter end and adjust them, if needed.

The majority of the assumed reinsurance in our London market account, aviation and diversified financial products lines of business is facultative reinsurance. This business involves reinsurance of a company’s entire captive insurance program or business that must be written through another insurance company licensed to write insurance in a particular country or locality. In all cases, we underwrite the business and administer the claims, which are reported without a lag by the brokers. Disputes, if any, generally relate to claims or coverage issues with insureds and are administered in the normal course of business. We establish loss reserves for this assumed reinsurance using the same methods and assumptions we use to set reserves for comparable direct business.

Our assumed quota share surplus lines business in our other specialty lines is recorded monthly with a two-month time lag. Case reserves are reported directly to us by the cedant, and we establish incurred but not reported reserves based on our estimates. We periodically contact and visit the cedant to discuss loss trends and review claim files. We also receive copies of the cedant’s loss triangles on individual products. Because of the frequent communication, we receive sufficient information to use many of the same methods and assumptions we would use to set reserves for comparable direct business. We have not had any disputes with the cedant.

Our Lloyd’s of London business is reported as reinsurance. We underwrite the assumed group life, accident and health and Lloyd’s of London business and administer the claims. Disputes, if any, are administered in the normal course of business. The majority of the assumed reinsurance in our group life, accident and health line of business is due to medical excess products in our Health Products Division. Although very similar to our direct medical stop-loss business, it is written as excess reinsurance of HMOs, provider groups, hospitals and other insurance companies. We establish loss reserves for these lines of business using the same methods and assumptions we would use to set reserves for comparable direct business.

The following tables show the composition of our gross, ceded and net reserves at the respective balance sheet dates.

				% Net
				IBNR to
				Net Total
At December 31, 2008	Gross	Ceded	Net	Reserves

Reported loss reserves:
Diversified financial products	$682,446	$207,750	$474,696
Group life, accident and health	171,326	8,550	162,776
Aviation	101,720	35,894	65,826
London market account	272,795	165,468	107,327
Other specialty lines	167,703	59,087	108,616

Subtotal reported reserves	1,395,990	476,749	919,241

Incurred but not reported reserves:
Diversified financial products	983,897	253,349	730,548	61%
Group life, accident and health	133,899	17,204	116,695	42
Aviation	59,914	25,481	34,433	34
London market account	131,753	60,482	71,271	40
Other specialty lines	239,988	82,848	157,140	59

Subtotal incurred but not reported reserves	1,549,451	439,364	1,110,087	55

Discontinued lines reported reserves	326,314	58,814	267,500
Discontinued lines incurred but not reported reserves	143,475	24,032	119,443	31

Total loss and loss adjustment expense payable	$3,415,230	$998,959	$2,416,271	51%

				% Net
				IBNR to
				Net Total
At December 31, 2007	Gross	Ceded	Net	Reserves

Reported loss reserves:
Diversified financial products	$593,378	$187,256	$406,122
Group life, accident and health	194,670	2,244	192,426
Aviation	116,983	44,219	72,764
London market account	242,918	134,658	108,260
Other specialty lines	131,012	45,672	85,340

Subtotal reported reserves	1,278,961	414,049	864,912

Incurred but not reported reserves:
Diversified financial products	892,669	260,347	632,322	61%
Group life, accident and health	157,213	19,036	138,177	42
Aviation	52,771	20,650	32,121	31
London market account	134,398	32,773	101,625	48
Other specialty lines	211,798	70,469	141,329	62

Subtotal incurred but not reported reserves	1,448,849	403,275	1,045,574	55

Discontinued lines reported reserves	335,177	44,141	291,036
Discontinued lines incurred but not reported reserves	164,093	22,815	141,278	33

Total loss and loss adjustment expense payable	$3,227,080	$884,280	$2,342,800	51%

We determine our incurred but not reported reserves by first projecting the ultimate expected losses by product within each line of business. We then subtract paid losses and reported loss reserves from the ultimate loss reserves. The remainder is our incurred but not reported reserves. The level of incurred but not reported reserves in relation to total reserves depends upon the characteristics of the specific line of business, particularly with respect to the speed with which losses are reported and outstanding claims reserves are adjusted. Lines for which losses are reported fast will have a lower percentage of incurred but not reported loss reserves than slower reporting lines, and lines for which reserve volatility is low will have a lower percentage of incurred but not reported loss reserves than high volatility lines.

The reserves for reported losses related to our direct business and certain reinsurance assumed are initially set by our claims personnel or independent claims adjusters we retain. The reserves are subject to our review, with a goal of setting them at the ultimate expected loss amount as soon as possible when the information becomes available. Reserves for reported losses related to other reinsurance assumed are recorded based on information supplied to us by the ceding company. Our claims personnel monitor these reinsurance assumed reserves on a current basis and audit ceding companies’ claims to ascertain that claims are being recorded currently and that net reserves are being set at levels that properly reflect the liability related to the claims.

The percentage of net incurred but not reported reserves to net total reserves was 51% at December 31, 2008 and 2007. The reasons, by line of business, for changes in net reserves and the percentage of incurred but not reported reserves to total net reserves, other than changes related to normal maturing of claims, follow:

•	Diversified financial products — Total net reserves increased $166.8 million from 2007 to 2008 as this relatively new line of business continues to grow. The incurred but not reported portion of the total reserves for this line of business is higher than in most of our other lines, since these losses report slower and have a longer duration. This line includes our directors’ and officers’ liability, professional indemnity and fiduciary liability coverages, which have experienced increased notices of claims, primarily from financial institutions, due to current market and credit-related issues. As a result, we increased our ultimate loss ratios for the 2007 and 2008 accident years in these lines. Although the percentage of incurred but not reported reserves will decrease as the claims start to mature, the percentage is consistent year-over-year due to the higher level of incurred but not reported reserves on the 2007 and 2008 accident years at December 31, 2008.

•	Group life, accident and health — Total net reserves decreased year-over-year due to the lower incurred loss ratio on this short-duration line of business. In addition, the length of time to pay claims decreased in 2008 due to shorter required reporting periods and more efficient claims processing.

•	London market account — Total net reserves and the percentage of incurred but not reported reserves both decreased due to the continued payment of long-tailed claims related to the 2005 hurricanes. In addition, redundant development more than offset the effect of the 2008 hurricanes.

•	Other specialty lines — Total net reserves increased due to our increased participation in one of our Lloyd’s of London syndicates, as well as growth in new lines of business.

•	Discontinued lines — Total net reserves for our discontinued lines decreased $45.4 million in 2008 as a result of claims payments.

Our net reserves historically have shown favorable development except for the effects of commutations, which we have completed in the past and may negotiate in the future. Commutations can produce adverse prior year development because, under generally accepted accounting principles, any excess of undiscounted reserves assumed over assets received must be recorded as a loss at the time the commutation is completed. Economically, the loss generally represents the discount for the time value of money that will be earned over the payout of the reserves; thus, the loss may be recouped as investment income is earned on the assets received. Based on our reserving techniques and our past results, we believe that our net reserves are adequate.

Throughout 2008, we conducted detailed reviews of our loss exposures stemming from the current U.S. and international economic environment, including issues related to subprime lending and credit market issues. We write directors’ and officers’ liability, professional indemnity and fiduciary liability coverage for public and private companies and not-for-profit organizations and continue to closely monitor our exposure to subprime and credit market related issues. We provide coverage for certain financial institutions, which have potential exposure to shareholder lawsuits. At December 31, 2008, we had 15 “Side A only” and 57 “non-Side A only” directors’ and officers’ liability, professional indemnity and fiduciary liability claims related to subprime and credit related issues. In reviewing our exposure, we considered the types of risks we wrote, the industry of our insured, attachment points with respect to excess business, types of coverage, policy limits, actual claims reported, and current legal interpretations and decisions. As part of our review, we increased certain ultimate loss ratios in the 2008 accident year for business written in 2007 and 2008 due to the continued uncertainty in the financial markets, which caused us to book $57.5 million of additional reserves. The largest portion of this was in our directors’ and officers’ liability business, primarily for policies written in 2007. Based on our present knowledge, we believe our ultimate losses from these coverages will be contained within our current overall loss reserves for these lines of business.

We have no material exposure to asbestos claims or environmental pollution losses. Our largest insurance company subsidiary only began writing business in 1981, and its policies normally contain pollution exclusion clauses that limit pollution coverage to “sudden and accidental” losses only, thus excluding intentional dumping and seepage claims. Policies issued by our other insurance company subsidiaries do not have significant environmental exposures because of the types of risks covered.

Reinsurance Recoverables

We limit our liquidity exposure for uncollected recoverables by holding funds, letters of credit or other security, such that net balances due from reinsurers are significantly less than the gross balances shown in our consolidated balance sheets. We constantly monitor the collectibility of the reinsurance recoverables of our insurance companies and record a reserve for uncollectible reinsurance when we determine an amount is potentially uncollectible. Our evaluation is based on our periodic reviews of our disputed and aged recoverables, as well as our assessment of recoverables due from reinsurers known to be in financial difficulty. In some cases, we make estimates as to what portion of a recoverable may be uncollectible. Our estimates and judgment about the collectibility of the recoverables and the financial condition of reinsurers can change, and these changes can affect the level of reserve required.

The reserve was $8.4 million at December 31, 2008, compared to $8.5 million at December 31, 2007. We assessed the collectibility of our year-end recoverables and believe amounts are collectible and any potential losses are adequately reserved based on currently available information.

Deferred Taxes

We recognize deferred tax assets and liabilities based on the differences between the financial statement carrying amounts and the tax bases of assets and liabilities. We regularly review our deferred tax assets for recoverability and establish a valuation allowance based on our history of earnings, expectations for future earnings, taxable income in carry back years and the expected timing of the reversals of existing temporary differences. Although realization is not assured, we believe that, as of December 31, 2008, it is more likely than not that we will be able to realize the benefit of recorded deferred tax assets, with the exception of certain pre-acquisition tax loss carryforwards for which valuation allowances have been provided. If there is a material change in the tax laws such that the actual effective tax rate changes or the time periods within which the underlying temporary differences become taxable or deductible change, we will need to reevaluate our assumptions, which could result in a change in the valuation allowance required.

Valuation of Goodwill

We assess the impairment of goodwill annually, or if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount. Our annual goodwill assessment was conducted as of June 30, 2008, which is consistent with the timeframe for our annual assessment in prior years. As of December 31, 2008, we reviewed the results of our June goodwill assessment for indicators of impairment, particularly considering the current market conditions. We did not identify any indicators of impairment that would have caused us to conduct another comprehensive goodwill impairment assessment for calendar-year 2008.

We utilize the expected cash flow approach to determine the fair value of our reporting units. This approach utilizes estimated future cash flows, probabilities as to occurrence of these cash flows, a risk-free rate of interest, and a risk premium for uncertainty in the cash flows. We utilize our budgets and projections of future operations based on historical and expected industry trends to estimate our future cash flows and the probability of their occurring as projected. Based on our June 30, 2008 impairment test, the fair value of each of our reporting units exceeded its carrying amount by a satisfactory margin.

Other-Than-Temporary Impairments on Investments

We evaluate the securities in our fixed income securities portfolio for possible other-than-temporary impairment losses at each quarter end, based on all relevant facts and circumstances for each impaired security. Our evaluation considers various factors including:

•	amount by which the security’s fair value is less than its cost,

•	length of time the security has been impaired,

•	the security’s credit rating and any recent downgrades,

•	stress testing of expected cash flows under various scenarios,

•	whether the impairment is due to an issuer-specific event, credit issues or change in market interest rates, and

•	our ability and intent to hold the security for a period of time sufficient to allow full recovery or until maturity.

When we conclude that a decline in a security’s fair value is other-than-temporary, we recognize the impairment as a realized investment loss in our consolidated statements of earnings. The impairment loss equals the difference between the security’s fair value and cost at the balance sheet date.

During 2008, we reviewed our fixed income securities for other-than-temporary impairments at each quarter end. Our reviews covered all impaired securities where the loss exceeded $0.5 million and the loss either exceeded 10% of cost or the security had been in a loss position for longer than 12 consecutive months. At December 31, 2008, we had gross unrealized losses on available for sale fixed income securities of $91.3 million (2.2% of aggregate fair value of total fixed income securities) compared to $18.3 million (0.5% of aggregate fair value) at December 31, 2007. Our review in the fourth quarter of 2008 covered 82% of the total unrealized losses in the portfolio. Based on the results of our reviews in 2008, we recognized other-than-temporary impairment losses of $11.1 million. There were no other-than-temporary impairment losses in 2007 or 2006.

Recent Accounting Pronouncements

The FASB has issued FSP FAS 157-2, Effective Date of FASB Statement No. 157, to delay the effective date of SFAS No. 157, Fair Value Measurements, for nonfinancial assets and nonfinancial liabilities measured at fair value on a nonrecurring basis, such as goodwill. For these items, FSP 157-2 is effective January 1, 2009. We will finalize our assessment of the impact on our consolidated financial statements from our adoption of FSP 157-2 as applicable during 2009.

SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities, issued by the FASB, was effective January 1, 2008. SFAS 159 allows a company to make an irrevocable election to measure eligible financial assets and financial liabilities at fair value that are not otherwise measured at fair value. Unrealized gains and losses for those items are reported in current earnings at each subsequent reporting date. As of December 31, 2008, we have not elected to value any additional assets or liabilities at fair value under the guidance of SFAS 159.

The FASB has issued SFAS No. 141 (revised 2007) (SFAS 141(R)), Business Combinations, and SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements, an amendment of Accounting Research Bulletin No. 51. SFAS 141(R) will change the accounting treatment for business combinations and will impact presentation of financial statements on the acquisition date and accounting for acquisitions in subsequent periods. SFAS 160 will change the accounting and reporting for minority interests, which will be recharacterized as noncontrolling interests and classified as a component of shareholders’ equity. SFAS 141(R) and SFAS 160 are effective January 1, 2009, and early adoption is not permitted. We will apply the guidelines of SFAS 141(R) to future acquisitions. We do not expect the adoption of SFAS 141(R) and SFAS 160 to have a material impact on our future consolidated financial statements.

The FASB has issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities — an amendment of FASB Statement No. 133, which expands the required disclosures about a company’s derivative and hedging activities. SFAS 161 will be effective January 1, 2009. We do not expect adoption to have a material impact on the notes to our consolidated financial statements.

The FASB has issued SFAS No. 162, The Hierarchy of Generally Accepted Accounting Principles. SFAS 162 identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements in conformity with generally accepted accounting principles in the United States. SFAS 162 is effective 60 days after the Securities and Exchange Commission’s approval of the Public Company Accounting Oversight Board’s amendments to AU 411, The Meaning of Present Fairly in Conformity with Generally Accepted Accounting Principles. Our usage of the hierarchical guidance provided by SFAS 162 is not expected to have a material impact on our consolidated financial statements.

Adoption of Recent Accounting Pronouncements
FSP No. EITF 03-6-1, Determining Whether Instruments Granted in Share-Based Payment Transactions are Participating Securities, became effective January 1, 2009 and required retrospective application to prior periods. FSP EITF 03-6-1 clarifies whether instruments granted in share-based payments, such as restricted stock, are participating securities prior to vesting and, therefore, must be included in the earnings allocation in calculating earnings per share under the two-class method described in SFAS No. 128, Earnings per Share. Under FSP EITF 03-6-1, unvested share-based payments that contain non-forfeitable rights to dividends or dividend-equivalents are treated as participating securities. Our adoption of FSP EITF 03-6-1 had no impact on our consolidated earnings per share in 2008 due to immateriality of our restricted stock awards that have such terms. There were no restricted stock awards outstanding prior to 2008.
FSP No. APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement) became effective January 1, 2009 and required retrospective application to prior financial statements. FSP APB 14-1 clarifies that convertible debt instruments that may be settled in cash upon conversion are not totally debt and requires issuers to bifurcate and separately account for the liability and equity components. In our consolidated financial statements, we adopted FSP APB 14-1 for our 1.30% Convertible Notes and 2.00% Convertible Notes and retrospectively adjusted our consolidated financial statements for all periods presented. The effective interest rate on our 1.30% and 2.00% Convertible Notes increased to 4.80% and 3.86%, respectively, which resulted in the recognition of a $22.6 million and $8.3 million discount, respectively, with the offsetting after-tax impact recorded in additional paid-in capital. The following line items in our consolidated financial statements were affected by the adoption of FSP APB 14-1:

	Twelve months ended December 31, 2008
	As originally
	reported	As adjusted	Change
Interest expense	$16,288	$20,362	$4,074
Earnings before income tax expense	436,312	432,238	(4,074)
Income tax expense	131,544	130,118	(1,426)
Net earnings	304,768	302,120	(2,648)
Basic earnings per share	$2.65	$2.63	$(0.02)
Diluted earnings per share	2.64	2.61	(0.03)

	Twelve months ended December 31, 2007
	As originally
	reported	As adjusted	Change
Interest expense	$10,304	$16,270	$5,966
Earnings before income tax expense	585,870	579,904	(5,966)
Income tax expense	190,441	188,351	(2,090)
Net earnings	395,429	391,553	(3,876)
Basic earnings per share	$3.50	$3.47	$(0.03)
Diluted earnings per share	3.38	3.35	(0.03)

	Twelve months ended December 31, 2006
	As originally
	reported	As adjusted	Change
Interest expense	$11,396	$18,128	$6,732
Earnings before income tax expense	509,834	503,102	(6,732)
Income tax expense	167,549	165,191	(2,358)
Net earnings	342,285	337,911	(4,374)
Basic earnings per share	$3.08	$3.04	$(0.04)
Diluted earnings per share	2.93	2.89	(0.04)

	December 31, 2008
	As originally
	reported	As adjusted	Change
Other assets (debt issuance costs and deferred tax asset)	$153,964	$153,581	$(383)
Notes payable	344,714	343,649	(1,065)
Additional paid-in capital	861,867	881,534	19,667
Retained earnings	1,696,816	1,677,831	(18,985)
Total shareholders’ equity	2,639,341	2,640,023	682

	December 31, 2007
	As originally
	reported	As adjusted	Change
Other assets (debt issuance costs)	$170,314	$170,189	$(125)
Notes payable	324,714	319,471	(5,243)
Accounts payable and accrued liabilities (deferred tax liability)	375,561	377,349	1,788
Additional paid-in capital	831,419	851,086	19,667
Retained earnings	1,445,995	1,429,658	(16,337)
Total shareholders’ equity	2,440,365	2,443,695	3,330

The reduction in retained earnings and the increase in additional paid-in capital resulted from amortization of the implied discount as interest expense through the first contractual put date of the 2.00% Convertible Notes at September 1, 2007 and the 1.30% Convertible Notes at April 1, 2009. The 2.00% Convertible Notes were submitted for conversion during September and October 2007. At December 31, 2008, the 1.30% Convertible Notes had an equity component of $1.1 million and a liability component of $123.6 million, consisting of a principal amount of $124.7 million less a discount of $1.1 million. While the notes are not convertible during the first quarter of 2009, the convertible value of the notes, if converted, at December 31, 2008 was $147.3 million, which exceeds the principal amount by $22.6 million. At December 31, 2007, the 1.30% Convertible Notes had an equity component of $5.2 million and a liability component of $119.5 million, consisting of a principal amount of $124.7 million less a discount of $5.2 million. The contractual interest expense was $1.6 million in 2008, 2007 and 2006. Interest expense resulting from amortization of the implied discount was $4.1 million, $6.0 million and $6.7 million in 2008, 2007 and 2006, respectively. The adoption of FSP APB 14-1 did not impact our past or current consolidated cash flows.